As filed with the Securities and Exchange Commission on May 11, 2004
                                                      Registration No. 333-96653


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                               Amendment No. 5 to

                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                              U.S. GOLD CORPORATION
                 (Name of small business issuer in its charter)

   Colorado                           1041                       84-0796160
----------------               -----------------             -------------------
(State or other                (Primary Standard              (I.R.S. Employer
jurisdiction of                    Industrial                Identification No.)
incorporation or                 Classification
organization)                         Code)


          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                                 (303) 238-1438
          (Address and telephone number of principal executive offices)

          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                   (Address of principal place of business or
                           intended place of business)

                William W. Reid, President, U.S. Gold Corporation
          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                                  303-238-1438
            (Name, address and telephone number of agent for service)


                                 With a copy to:
                             David J. Babiarz, Esq.
                              Dufford & Brown, P.C.
                            1700 Broadway, Suite 2100
                           Denver, Colorado 80290-2101
                                 (303) 861-8013


Approximate date of commencement proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                       Proposed         Proposed
  class of          Amount          maximum           maximum        Amount of
securities to       to be        offering price      aggregate      registration
be registered     registered        per unit       offering price       fee
-------------     ----------     --------------    --------------   ------------

Common Shares     2,785,715          $0.423          $1,178,357       $106.00(1)

Common Shares       672,528          $1.01           $  679,523       $ 55.00(2)

Common Shares       145,000          $0.61           $   88,450       $ 11.21

------------
(1)   Filing fee paid with initial filing of Registration Statement.
(2)   Filing fee paid with filing of Amendment No. 4 to Registration Statement.

--------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    Subject to completion, dated May__, 2004

Prospectus

                              U.S. Gold Corporation
                                3,603,243 Shares
                                  Common Stock

By this prospectus, the Selling Shareholders named in this prospectus may from time to time offer shares of our Common Stock. U.S. Gold Corporation will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. This prospectus also relates to shares to be issued upon exercise of various Common Stock warrants for which U.S. Gold Corporation would receive gross proceeds of $152,822 if all the subject warrants are exercised (see "DESCRIPTION OF CAPITAL STOCK" elsewhere in this prospectus).

Our Common Stock trades on the OTC Bulletin Board under the symbol :"USGL." On April 30, 2004, the reported last sale price of our Common Stock was $0.69 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS AND THOSE RISK FACTORS CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT, IF ANY, FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is _______, 2004.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY........................................................    4

RISK FACTORS..............................................................    6

DETERMINATION OF OFFERING PRICE...........................................   11

SELLING SECURITY HOLDERS..................................................   11

PLAN OF DISTRIBUTION......................................................   13

LEGAL PROCEEDINGS.........................................................   14

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..............   15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   18

DESCRIPTION OF CAPITAL STOCK..............................................   20

INTEREST OF NAMED EXPERTS AND COUNSEL.....................................   21

DISCLOSURE OF COMMISSION POTION ON INDEMNIFICATION
FOR SECURITY LIABILITY....................................................   21

DESCRIPTION OF BUSINESS...................................................   22

MANAGEMENTS' DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................   29

DESCRIPTION OF PROPERTY...................................................   34

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   39

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS..................   44

EXECUTIVE COMPENSATION....................................................   46

LEGAL OPINION.............................................................   51

EXPERTS...................................................................   51

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE....................................   51

ADDITIONAL INFORMATION AVAILABLE..........................................   51

FINANCIAL STATEMENTS......................................................   52


ABOUT THIS PROSPECTUS                                                 Back Cover

                             Additional Information

     Descriptions in this prospectus are qualified by reference to the contents of any contract, agreement or other document described herein and are not necessarily complete. Reference is made to each such contract, agreement or document filed as an exhibit to the registration statement of which this prospectus is a part, or incorporated therein by reference as permitted by rules and regulations of the Securities and Exchange Commission. (See "Additional Information Available.")

                Special Note Regarding Forward-Looking Statements

         Please see the note under "Managements Discussion and Analysis or Plan of Operation," for a description of special factors potentially affecting forward-looking statements included in this prospectus.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. You should read the entire Prospectus carefully, including the "RISK FACTORS" section.

THE OFFERING:       Resale of 3,603,243 shares of Common Stock by Selling
                    Shareholders in market or negotiated transactions.


OUR BUSINESS:       We are engaged in the exploration for gold and silver
                    mineralization and the development and production from successful properties. The Company has not had revenues from mining operations since 1990. Our only owned property is the Tonkin Springs property located on the Battle
                    Mountain-Cortez gold trend in Nevada where we have a 45% interest with BacTech Nevada Corporation who in turn owns a 55% interest in the joint venture and is manager with certain funding responsibilities. We are presently in the exploration stage for gold and silver at the Tonkin Springs property where we have a milling facility in place and an estimate of mineralized material of 30.7 million tons with average grade of 0.045 ounce gold per ton. We and BacTech
                    Nevada are currently evaluating the Tonkin Springs property to determine if the property can be put back into production. Current plans are to prepare amendments to required governmental permits which would allow the venture to recommence production at Tonkin Springs and which could involve minor modification of the milling facilities. On
                    March 15, 2004, BacTech Nevada submitted permit applications to governmental agencies for review, approval and permit issuances related to proposed recommencement of gold production at Tonkin Springs. The permit amendments are for a staged operation lasting up to 10 years. BacTech Nevada will be required to raise additional funding to fund its obligations to the Company and the venture.

                    On March 25, 2003, the Company and BacTech Enviromet Corporation ("BacTech"), an Ontario, Canada corporation based in Ontario with shares traded on the TSX-Venture Exchange (symbol "BM"), entered into an option agreement whereby BacTech could purchase a 55% ownership interest in Tonkin Springs property on or before July 31, 2003.BacTech paid the Company a non-refundable deposit of $250,000 related to the option agreement, which was to be applied against the purchase price, and BacTech was also obligated to fund reasonable and necessary holding costs at the Tonkin Springs property from March 25, 2003 through exercise of the option agreement in the amount of approximately $68,500.

                    Effective July 31, 2003, BacTech, through its wholly-owned subsidiary, BacTech Nevada Corporation, a Nevada corporation, ("BacTech Nevada") closed on the purchase of 55% equity ownership interest in Tonkin Springs LLC ("TSLLC"). The Company, through subsidiaries, owns the remaining 45% equity ownership interest in TSLLC. With the closing, BacTech Nevada assumed manager and funding responsibilities for TSLLC.

                    We also have an approximate 40% percent minority stock investment in an affiliated company, Gold Resource

                    Corporation ("GRC"), which is currently exploring a gold property in the state of Oaxaca, Mexico. From July 1, 2000 through December 31, 2002, we managed the affairs of GRC under contract, however, GRC was responsible to provide all its required funding. See "BUSINESS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION".

OUR PRINCIPAL
EXECUTIVE OFFICES:  Address:          2201 Kipling Street, Suite 100
                                      Lakewood, CO 80215-1545
                    Telephone Number: (303) 238-1438
                    E-mail:           billp@usgoldmining.com

TOTAL SHARES
OUTSTANDING PRIOR
TO THE OFFERING:    19,628,954

SHARES BEING
OFFERED FOR RESALE
TO THE PUBLIC:      3,603,243

SHARES BEING ISSUED
WHEN AND IF THERE
IS EXERCISE OF
WARRANTS:           473,572

TOTAL SHARES
OUTSTANDING AFTER
THE OFFERING:       20,102,526

PRICE PER SHARE
TO THE PUBLIC:      Indeterminate, sales will be made either at market prices on the date of sale or negotiated prices.

TOTAL PROCEEDS
RAISED BY OFFERING: None. (See "DESCRIPTION OF CAPITAL STOCK" regarding warrants.)

USE OF PROCEEDS
FROM THE SALE OF
SHARES BY THE
COMPANY:            Not applicable.

OTC BULLETIN
BOARD SYMBOL:       USGL

Berlin Stock
Exchange Symbol:    US 8

PLAN OF
DISTRIBUTION:       Market transactions through licensed broker-dealers or
                    negotiated transactions, in the case of Selling
                    Shareholders. Issuance of shares pursuant to exercise and conversion of warrants in the case of the Company.

MANAGEMENT:         Our executive management is made up of William W. Reid,
                    president, chief executive officer and director, William F.
                    Pass, vice president, chief financial officer and secretary, David C. Reid, vice president and director, and our non-executive, outside directors are John W. Goth, Richard
                    F. Nanna, Peter Bojtos, Curtis Deane and Richard F. Mauro.

Unless otherwise indicated, "we," "us" and "our" refer to U. S. Gold Corporation and our subsidiaries. The Company also holds a 45% interest in TSLLC, which owns the Tonkin Springs project in Eureka County, Nevada.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. WE BELIEVE THESE ARE ALL THE MATERIAL RISKS CURRENTLY FACING OUR BUSINESS, BUT ADDITIONAL RISKS WE ARE NOT PRESENTLY AWARE OF OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

1. GOING CONCERN RISK COULD RESULT IN COMPANY NOT CONTINUING IN BUSINESS. The Company's ability to continue as a going concern is contingent upon the performance of BacTech Nevada under a purchase agreement and our ability to secure financing, increase equity through sale of securities and attain profitable operations. Due to these uncertainties, our independent accountants have included a going concern limitation in their audit report as of and for the year ended December 31, 2003. See "FINANCIAL STATEMENTS."

2. BACTECH NEVADA MAY NOT MAKE THE PAYMENTS REQUIRED UNDER THEIR PURCHASE OF 55% INTEREST IN TONKIN SPRINGS PROPERTY OR THE TSLLC OPERATING AGREEMENT, FURTHER NEGATIVELY IMPACTING THE COMPANY'S FINANCIAL CONDITION. BacTech Nevada may not make the required payments for $750,000 to the Company under the purchase agreement due July 31,2004 (or, alternatively, paid in monthly installments of $62,500 commencing that date), thus defaulting under such purchase agreement. Furthermore, under the terms of the operating agreement for TSLLC, BacTech Nevada is required to fund all development costs at the Tonkin Springs property up to $12 million and thereafter at our request. Default of BacTech Nevada under the purchase agreement or the TSLLC operating agreement would negatively impact the Company's financial condition or future cash flow.

3. NO RESERVES AT TONKIN SPRINGS PROPERTY COULD RESULT IN PROPERTY NOT MOVING BEYOND EXPLORATION STAGE. The estimate of mineralized material for the Tonkin Springs property does not include reserves. Mineralized material or deposit is a mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under Securities and Exchange Commission standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, tonnage, grade, price, recoveries costs and other factors, concludes economic feasibility. To achieve determination of proven and probable reserves, it will be necessary for TSLLC to engage an outside engineering firm to assess geologic data and to develop an economic model demonstrating commercial feasibility of the property. The Tonkin Springs Property may not move beyond the exploration stage.

4. COMPLIANCE WITH ENVIRONMENTAL REGULATION REQUIRED TO ATTAIN OPERATIONS. In connection with our proposed Tonkin Springs property activities, the Company and TSLLC are required to comply with various federal, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment, all of which can increase the costs and time required to attain operations. Through TSLLC, we are in the process of obtaining environmental permits, licenses or approvals required for potential operations at Tonkin Springs, however, we may not be successful in obtaining the required authority to commence any development and operation, or such authority may not be obtained on a timely basis. Through TSLLC, we may not be able to complete our evaluation program due to permitting problems or other causes and thus may be unable to potentially develop the property before expending all available capital. The Tonkin Springs Property may not move beyond the exploration stage.

5. LACK OF FUNDING FOR BUSINESS PLAN. The Company may not be successful in obtaining the additional funding necessary to carry out its business plan, protect its assets and/or to meet its financial obligations.

6. DEPENDENCE UPON AFFILIATE COMPANY FOR REVENUES COULD NEGATIVELY IMPACT FINANCIAL CONDITION. During 2003, the Company received most of its revenue from the sale of a 55% interest in TSLLC to BacTech Nevada. During 2002, the Company was to be paid $330,000 by GRC under a management contract of which $30,000 was paid and recognized as revenue and $300,000 remains unpaid and owing to the Company by GRC as of April 30, 2004. GRC is a new mining company which does not have operations and is primarily funded by equity and mineral project investment. Payment to the Company of the $300,000 owed to it by GRC is uncertain and risky at this time. If the Company does not receive payment from GRC, that would have a negative impact on its financial condition.

7. POTENTIAL FOR LOSS OF INTEREST IN PROPERTIES. The interest, through TSLLC, in the claims making up the Tonkin Springs property require certain annual payments to various governmental authorities and to leaseholders in the cases of property subject to leases along with certain minimum work commitments associated with certain of those property leases. If TSLLC is unable to meet the financial and work commitments required, TSLLC and we could lose the right to develop those properties.

8. TITLE TO MINERAL PROPERTIES CAN BE UNCERTAIN. The mineral properties making up the Tonkin Springs property consist of leases of unpatented mining claims and unpatented mining claims. Unpatented mining claims provide only possessory title. The validity of unpatented mining claims are often uncertain and such validity is often subject to contest. Unpatented mining claims are unique property interests in the United States and are generally considered subject to greater title risk than patented mining claims or real property interests that are owned in fee simple. The validity of unpatented mining claims in the United States, in terms of both their location and maintenance, is dependent on strict compliance with a complex body of federal and state statutory and case law. In addition, there are few public records that definitely control the issues of validity and ownership of unpatented mining claims. We have not generally obtained title opinions, with the attendant risk that title to some properties, particularly title to undeveloped properties, may be defective.

The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove valuable minerals, such as precious and base metals. We, through TSLLC, also are allowed to use the surface of the land solely for purposes relating to mining and processing of any mineralization. However, legal ownership of the land remains with the United States. We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims.

9. FLUCTUATING GOLD PRICES COULD NEGATIVELY IMPACT OUR BUSINESS PLAN. The potential for profitability of gold mining operations at Tonkin Springs and the value of the Tonkin Springs project is directly related to the market price of gold. The market price of gold fluctuates widely and is affected by numerous factors beyond the control of our Company. The market price for gold may decrease which could make development of Tonkin Springs uneconomic, could make it more difficult for TSLLC or the Company to raise funding necessary to achieve operations at Tonkin Springs, or could make such operations, if achieved, unprofitable.

10. OTHER MINING RISKS COULD NEGATIVELY IMPACT OPERATIONS. The operations of the Company, through TSLLC, are subject to all of the hazards and risks normally incident to developing and operating mining properties. These risks include:

*    insufficient economic mineralized material
*    fluctuations in production costs that may make mining not economical
*    significant environmental and other regulatory restrictions
*    labor disputes
*    unanticipated variations in grade and other geologic problems
*    water conditions
*    difficult surface or underground conditions
*    metallurgical and other processing problems
*    mechanical and equipment performance problems
*    failure of pit walls or dams
*    force majeure events, including natural disasters
*    and the risk of injury to persons, property or the environment

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates.

11. COMPETITIVE BUSINESS CONDITIONS PUTS COMPANY AT DISADVANTAGE. The exploration for, and the acquisition and development of, gold properties are subject to intense competition and the size and financial condition of the Company puts it at a disadvantage with its competitors and makes investment in the Company more risky than in other companies active in exploration and mining activities. Companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than the Company to compete for such mineral properties. Our present limited cash flow means that our ability to compete for properties to be explored and developed is more limited than in the past. We believe that competition for acquiring mineral prospects will continue to be intense in the future.

12. LACK OF PROFITS AND CASH FLOW FROM MINING OPERATIONS COULD IMPACT FUTURE OPERATIONS. For 2003 and 2002, the Company recorded net losses of $(854,079) or $(0.05) per share, and $(1,375,459) or $(0.09) per share respectively, and did not generate any cash flow from mining operations. As a result, we have relied upon payments from third parties under various transactions, and funding from other sources, including sale of equity securities, to satisfy cash requirements.

13. LIMITED NUMBER OF COMPANY PROSPECTS. Our only current mining project is the Tonkin Springs project which we own 45%. We also have an approximate 40% minority stock ownership position in GRC, an affiliated company, which is currently exploring a gold property in Mexico. That property has not had any operations. The Company must commence such operations to derive revenues. Therefore, we are dependent on the success of a limited number of projects.

14. VOLATILITY OF STOCK PRICE COULD IMPACT VALUATION. Our Common Stock is quoted on the OTC Bulletin Board System and on the Berlin Stock Exchange located in Germany. We have experienced significant volatility in price and trading volumes over the last several years. There could be limited liquidity for our Common Stock. (See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").

15. PENNY STOCK DISCLOSURE REQUIREMENTS COULD LIMIT PRICE AND LIQUIDITY OF OUR COMMON STOCK. Our Common Stock is subject to the Penny Stock disclosure requirements as defined in the Securities Exchange Act of 1934 which imposes increased disclosure requirements between potential investors and their brokers. These requirements may have the effect of reducing the level of trading activity in the secondary markets and therefore having a negative effect on the price and liquidity of our stock.

16. LEGISLATION COULD NEGATIVELY IMPACT BUSINESS PLAN. Proposed federal legislation could negatively impact our ability to operate in the future. A number of bills have been introduced in the U.S. Congress over past years that would revise in various respects the provisions of the Mining Law of 1872. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Our financial performance could therefore be affected adversely by passage of such legislation. Pending possible reform of the Mining Law of 1872, Congress has put in place a moratorium which prohibits acceptance or processing of most mineral patent applications.

17. LACK OF PERSONNEL SUBJECTS COMPANY TO ADDITIONAL RISKS. We are a small Company with only three employees and thus our success depends on the services of key employees in the three executive positions. The loss of the services of one or more of these executive employees could have a material adverse effect on us. The Company does not carry life insurance on its key employees.

18. CONFLICTS OF INTEREST COULD ARISE WITH MANAGEMENT. Messers William and David Reid are both officers and directors of both the Company and GRC, an affiliate of the Company. Conflicts of interests could arise between these persons' duties as officers and directors of the Company and their respective positions as officers and directors of GRC.

19. POTENTIAL ENVIRONMENTAL LIABILITY FOR OTHER PROPERTIES. We have transferred our interest in several mining properties over past years and we could remain potentially liable for environmental enforcement actions related to our prior ownership of such properties. The Company is responsible for the reclamation obligations related to the Tonkin Springs Properties.

20. CONTINUING RECLAMATION OBLIGATIONS FOR TONKIN SPRINGS COULD REQUIRE ADDITIONAL FUNDING. As part owner of TSLLC which owns the Tonkin Springs property, we are jointly responsible along with our partner for the reclamation obligations related to disturbances located on the property. The current estimate of reclamation costs of disturbances on the property in the form required by the Federal Bureau of Land Management and State of Nevada is approximately $1.8 million which estimate has been filed with and approved by appropriate federal and state governmental agencies. As required by regulatory requirements, TSLLC has in place a cash bond in the amount of $1.8 million to secure the reclamation of the property. The estimate of reclamation costs including the proposed operations at Tonkin Springs is anticipated to increase in amount upon approval of various pending permits. Any increase in bonding will need to be in place prior to commencement of planned operations. In addition, any cash bond could be inadequate to cover the costs of reclamation which could subject TSLLC and the Company to additional bond funding obligations or actual reclamation costs.

21. LIMITED AUTHORIZED STOCK TO FUND BUSINESS PLAN. The Company has approximately 13.1 million shares of available authorized but unissued Common Stock which are not otherwise reserved for warrants and for options. Therefore the Company has limited shares of Common Stock which otherwise could be sold to meet future financing needs.

22. POTENTIAL DILUTION TO EXISTING SHAREHOLDERS. If the Company issues some or all of its available authorized but unissued shares, the existing shareholders' respective ownership of the Company would be diluted and issuance of such shares could result in a change of control of the Company.

                         DETERMINATION OF OFFERING PRICE

The Selling Shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our Common Stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The initial exercise price of the outstanding warrants was determined as the approximate bid price of the Common Stock at the time of entering the contract for the issuance of the warrants.

                            SELLING SECURITY HOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock by the persons we expect will be the Selling Shareholders, based on the number of shares of Common Stock and warrants outstanding as of the date of this Prospectus. Except as otherwise noted in the footnotes below, we are not aware of any purchases or sales of our Common Stock by the Selling Shareholders subsequent to the date of this Prospectus. The shares in the "Shares That May Be Sold" column reflect shares beneficially owned and to be sold by each Selling stockholder.

                                  Shares That                  Shares Owned
                                  May Be Sold              After Offering (1)(2)
                            -----------------------        ---------------------
Selling Shareholders         Number      Percentage        Number     Percentage
--------------------        --------     ----------        ------     ----------
Excalibur Limited
Partnership(3)              1,285,715       6.4%              0           0%

Global Gold &
Precious(4)                   125,000         *               0           0%

1056149 Ontario Ltd.
c/o HSBC Securities
(Canada) Inc.(5)               50,000         *               0           0%

John Ryan (6)                 375,000       1.9%              0           0%

Michaux-Gestion
Paris(7)                      250,000       1.3%              0           0%

ING Ferri
a/c 2000024(8)                125,000         *               0           0%

Concord Bank
Limited(9)                     50,000         *               0           0%

Excelsior Mining
Fund(10)                      125,000         *               0           0%

R. Clarke(11)                  75,000         *               0           0%

Arlington Group PLC(12)       187,500       1.0%              0           0%

Kayjay Reality Inc.(13)       112,500         *               0           0%

GUNDYCO in Trust for           25,000         *               0           0%
 Account No. 500-1327427(14)

RMB International
(Dublin) Ltd.(15)             672,528       3.4%              0           0%

Haywood Securities
 In Trust for
Nicholas Barham(16)           125,000         *               0           0%

Meridian Capital Ltd.(17)      20,000         *               0           0%

-----------
* Less than 1%

(1) The number in the "Shares Owned After the Offering" column assumes that the maximum number of shares that may be sold listed in the previous column are actually sold in the offering.
(2) Includes the 473,572 shares of Common Stock underlying warrants that are exercisable as of the date of this prospectus or that will become exercisable within 60 days hereafter and are deemed to be outstanding for the purposes of calculating the beneficial ownership of each owner, but are not deemed to be outstanding for the purposes of computing the beneficial ownership of any other person.
(3) Excalibur Limited Partnership is an Ontario, Canada limited partnership, the sole general partner of which is William Hechter.
(4) Global Gold & Precious is a gold and precious metal mutual fund company based in Paris, France with investment manager Jean Bernard Guyon.
(5) 1056149 Ontario Ltd. is an Ontario, Canada private foreign investment management company controlled by Marilyn Barker.
(6) Mr. John Ryan is a Canadian individual who makes his own investment decisions.
(7) Michaux-Gestion Paris is a private foreign investment management company based in Paris, France with investment manager Remy Bert.
(8) ING Ferri a/c 2000024 is the account of Societe Parisienne Gestion, a private foreign investment management company based in Paris, France with investment manager Yves Tailleur.
(9) The Concorde Bank Limited is a bank registered in Barbados, West Indies with investment manager Norbert Marchal.
(10) Excelsior Mining Fund is registered in Nassau (Bahamas) and is managed by Lion Resources Management Ltd, London, England.
(11) Mr. R. Clark is an individual living in France who makes his own investment decisions.
(12) The Arlington Group PLC is a private foreign venture capital firm based in London, England.
(13) Kayjay Realty Inc. is a business based in Ontario, Canada, and the investment account is managed by HSBC Securities (Canada) Inc.
(14) GUNDYCO in Trust for Account No. 500-1327427 is managed by CIBC Wood Gundy for the benefit of Minh-Thu Dao-Huy, an individual living in Canada.
(15) RMB International (Dublin) Ltd. is a wholly owned subsidiary of First Rand Bank Holdings Limited of South Africa. The investment manager is Rick Winters.
(16) Mr. Barham is an individual residing in England. Includes 25,000 shares of Common Stock underlying warrants that are currently exercisable and are deemed to be outstanding for the purposes of calculating the beneficial ownership of owner, but are not deemed to be outstanding for the purposes of computing the beneficial ownership of any other person.
(17) Meridian Capital Limited is a Canadian merchant bank and the number is made up of 20,000 shares of Common Stock underlying warrants that are currently exercisable and are deemed to be outstanding for the purposes of calculating the beneficial ownership of owner, but are not deemed to be outstanding for the purposes of computing the beneficial ownership of any other person.

None of the above are affiliates of United States broker-dealers, nor at the time of purchase did any of the above have any agreements or understandings, directly or indirectly, with any persons to distribute the securities.

                              PLAN OF DISTRIBUTION

We are registering the shares of our Common Stock at the request of the Selling Shareholders. We will pay the costs and fees of registering the shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We have agreed with the Selling Shareholders to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part. We may suspend the use of this prospectus and any supplements in certain circumstances due to pending corporate developments.

The Selling Shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our Common Stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Shareholders may negotiate, and will pay, brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the Selling Shareholders may allow other brokers or dealers to participate. However, the Selling Shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the section 2(a)(11) of the Securities Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any of the Selling Shareholders qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of section 5(b)(2) of the Security Act of 1933.

The methods by which the Selling Shareholders may sell the shares of our Common Stock include:

     A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

     Sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

     Ordinary brokerage transactions and transactions in which a broker solicits purchases;

     Privately negotiated transactions;

     Any combination of these methods of sale; or

     Any other legal method.

In addition to selling their shares under this prospectus, the Selling Shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution, as defined in Regulation M, of our shares of Common Stock, such person generally may not purchase our Common Stock. The Selling Shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our Common Stock by the Selling Shareholders. This may affect the marketability of our Common Stock.

The Selling Shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. If required, a supplement to his prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The Selling Shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.

Upon notification by the Selling Shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

In recognition of the fact that each Selling Shareholder may wish to be legally permitted to sell their shares when they deem appropriate, we have agreed with the Selling Shareholders to file with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended (which we refer to in this prospectus as the Securities Act), a registration statement on Form SB-2, of which this prospectus forms a part, with respect to the resale of the shares, and we have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of two years or when the shares are no longer required to be registered for sale by the Selling Shareholders.

                                LEGAL PROCEEDINGS

   There are no legal proceedings involving the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL  PERSONS

                                 Board
                            Positions With       Position
Name                Age       the Company       Held Since    Term Expires
----                ---     --------------      ----------    ------------

William W. Reid     55      President, Chief       1979       Next Meeting
                            Executive Officer                 of Shareholders or
                            and Director                      When Successor is
                                                              Elected

John W. Goth        76      Director               1987       Next Meeting
                                                              of Shareholders or
                                                              When Successor is
                                                              Elected

Richard F. Nanna    54      Director               2003       Next Meeting
                                                              of Shareholders or
                                                              When Successor is
                                                              Elected

Peter Bojtos        54      Director               2003       Next Meeting
                                                              of Shareholders or
                                                              When Successor is
                                                              Elected

Curtis Deane        54      Director               2003       Next Meeting
                                                              of Shareholders or
                                                              When Successor is
                                                              Elected

Richard F. Mauro    58      Director               2003       Next Meeting
                                                              of Shareholders or
                                                              When Successor is
                                                              Elected

David C. Reid       52      Vice President         1993       Next Meeting
                            and Director                      of Shareholders or
                                                              When Successor is
                                                              Elected

William F. Pass     57      Vice President,        n/a        n/a
                            Chief Financial
                            Officer, Secretary

WILLIAM W. REID-PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR

Mr. Reid, a founder of the Company, has served as a Director and the President of the Company since its inception in 1979. Mr. Reid devotes a majority of his time to the business and affairs of the Company. Mr. Reid is also president and chairman of the board of directors of Gold Resource Corporation ("GRC"), a private corporation and an affiliate of the Company. From July 1, 2000 through December 31, 2002, the Company, including Mr. Reid, managed the affairs of GRC under management contracts between the Company and GRC which expired December 31, 2002. Commencing January 2, 2003, Mr. Reid may spend personal time on the business affairs of GRC. This time is not expected to interfere with his duties as an officer and director of the Company. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION.") Effective January 1, 1994, Mr. Reid and the Company entered into an employment contract as discussed further under Executive Compensation, Employment Contracts.

JOHN W. GOTH-DIRECTOR

Mr. Goth has been a director of the Company since 1987. Mr. Goth also serves on the board of directors of Royal Gold, Inc., a public company with securities quoted on the Toronto Stock Exchange and the Nasdaq market system. For the past ten years, Mr. Goth has been a self-employed mining consultant.

RICHARD F. NANNA-DIRECTOR

Mr. Nanna has been a director of the Company since January 17, 2003. Since 2000, Mr. Nanna has been employed by Apollo Gold Corporation, a public company with securities quoted on the American Stock Exchange and its predecessor company, Nevaro Gold, as Vice President-Exploration/Development. From 1993 to 1999, Mr. Nanna was Vice President of Exploration for FirstMiss Gold, Getchell Gold Mining and Placer Dome.

PETER BOJTOS-DIRECTOR

Mr. Bojtos was appointed as a director of the Company on May 19, 2003. From 1993 to 1995, he was chairman and chief executive officer of Greenstone Resources Limited, a company which was then constructing gold mines in Central America. Mr. Bojtos is a Professional Engineer and for the past 7 years has been an independent director of several mining and exploration companies. Mr. Bojtos is director, vice president and vice chairman of Fisher-Watt Gold Co. Inc. Mr. Bojtos also serves on the board of directors of Asian Mineral Resources Ltd., GMD Resources Corp, Gossan Resources, Kalimantan Gold Corp Ltd, LMX Resources, Tournigan Gold Corp (formerly named Tournigan Ventures Corp) and Vaaldiam Reources Ltd (previously named Noble Peak Resources Ltd), each public companies with securities quoted on the Vancouver (Canada) Stock Exchange, and Birim Goldfields Inc, Desert Sun Mining Corp, and Queenstake Resources Ltd, each public companies with securities quoted on the Toronto (Canada) Stock Exchange, and Link Mineral Ventures Inc. Mr. Bojtos is also a director of Sahelian Goldfields Inc. (Sahelian) which filed a proposal to its creditors under the Bankruptcy and Insolvency Act of Canada in July 2001. As a result Sahelian's creditors were stayed from taking action and the company was not placed into receivership or bankruptcy. The proposal of Sahelian was approved by the courts in September, 2001, and the company is now being reorganized.

CURTIS DEANE-DIRECTOR

Mr. Deane was appointed as a director of the Company on May 19, 2003. Since 1987, Mr. Deane has been an employee of BNP Paribas with the title of director. BNP Paribas is a banking entity with worldwide operations and is an affiliate of French American Banking Corporation ("FABC"). FABC, in turn, is the owner of 2,197,265 shares of the Company representing approximately 12 percent of the outstanding shares as of the date of this Prospectus. In addition, FABC has certain contingent rights under the "Agreement To Pay Distributions" dated February 21, 1992 (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS- French American Banking Corporation").

RICHARD F. MAURO-DIRECTOR

Mr. Mauro was appointed as a director of the Company on November 3, 2003. From 1999 until his retirement in 2003, Mr. Mauro was a partner and an attorney with the firm Moye, Giles, O'Keefe, Vermeire & Gorrell LLP, now known as Moye Giles LLP, which was legal counsel to the Company. From 1992 to 1997, Mr. Mauro was executive vice president of the Castle Group, Inc., an investment management firm which invested in mining properties and companies in developing countries. Mr. Mauro is also a director of Canyon Resources Corporation, a publicly-held company with securities quoted on the Nasdaq market system. An affiliate of the Company, Gold Resource Corporation, has an exploration agreement with Canyon related to exploration of a gold property in Oaxaca, Mexico (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Gold Resource Corporation").

DAVID C. REID-VICE PRESIDENT EXPLORATION AND DIRECTOR

Effective October 19, 1993, Mr. David Reid was appointed a member of the Board of Directors of the Company. On January 1, 1994, Mr. Reid became an employee and officer of the Company with the title Vice President Exploration and entered into an employment contract with the Company as discussed further under Executive Compensation, Employment Contracts. Mr. Reid devotes a majority of his time to the business and affairs of the Company. Mr. Reid is also vice president and a board member of GRC. From July 1, 2000 through December 31, 2002, the Company, including Mr. Reid, managed the affairs of GRC under management contracts between the Company and GRC which expired December 31, 2002. Commencing January 2, 2003, Mr. Reid may spend personal time on the business affairs of GRC. This time is not expected to interfere with his duties as an officer and director of the Company. (See "CERTAIN RELATIONSHIPS AND RELATED

TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION.") From January 1, 1993 through December 31, 1993, Mr. Reid was an employee of TSVLP and sole director and president of U.S. Environmental Corporation, a wholly-owned subsidiary of the Company and 0.5 percent owner and limited partner in TSVLP. From September 1, 1991 through December 31, 1992, Mr. Reid was a consultant to the Company. Prior to September 1991, Mr. Reid was an employee and officer (secretary) of the Company and served as a director.

WILLIAM F. PASS-VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY

Mr. Pass joined the Company in June 1988 and was appointed Corporate Secretary on September 1, 1991 and effective January 1, 1994, was made Vice President Administration. Effective February 1, 1996, Mr. Pass was appointed Vice President, Chief Financial Officer and Corporate Secretary. Mr. Pass devotes a majority of his time to the business and affairs of the Company. From July 1, 2000 through December 31, 2002, the Company, including Mr. Pass, managed the affairs of GRC under management contracts between the Company and GRC which expired December 31, 2002. Commencing January 2, 2003, Mr. Pass may spend personal time on the business affairs of GRC. This time is not expected to interfere with his duties as an officer of the Company. Effective January 1, 1994, Mr. Pass and the Company entered into an employment contract as discussed further under Executive Compensation, Employment Contracts.

There are no family relationships between officers and directors of the Company except that David C. Reid is brother to William W. Reid.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth the number of shares of the Company's common stock owned beneficially as of the date of this Prospectus, by each person known by the Company to have owned beneficially more than five percent of such shares then outstanding, by each person serving as a director of the Company, the Executive Officers, and all of the Company's officers and directors as a group.

                                                                   Percentage of
                                                                       Class
Name and Address of                                    Number       Beneficially
Beneficial Owner           Type of Ownership         of Shares         Owned
-------------------        -----------------         ---------     -------------

William W. Reid            Record and Beneficial      399,500(1)       2.1%
25 Downing St.
No. 1-501
Denver, CO 80218

David C. Reid              Record and Beneficial      427,302(2)       2.2%
2201 Quitman St.
Denver, CO 80212

William F. Pass            Record and Beneficial      207,826(3)       1.1%
14820 W. 58th Pl
Golden, CO 80403

John W. Goth               Record and Beneficial      275,000(4)       1.4%
15140 Foothill Road
Golden, CO  80401

Richard F. Nanna           Record and Beneficial      100,000(5)       0.5%
4430 W. Commander Drive
Winnemucca, Nevada 89445

Peter Bojtos               Record and Beneficial      100,000(6)       0.5%
2582 Taft Ct.
Lakewood, CO 80215

Curtis Deane               Record and Beneficial      100,000(7)       0.5%
BNP Paribas
787 7th Avenue
New York, NY 10019

Richard F. Mauro           Record and Beneficial      100,000(8)       0.5%
2552 East Alameda No. 128
Denver, Colorado 80209

Placer Dome U.S. Inc.      Record and Beneficial      975,000          5.1%
Suite 600-1055 Dunsmuir St.
Vancouver, British Columbia,
Canada V7X 1L3 (9)

Resource Investment        Beneficial               3,232,373         16.8%
Trust plc
Ocean  House
10/12 Little Trinity Lane
London, England EC4V 2DH

French American            Record and Beneficial    2,197,265         11.5%
Banking Corporation
787 7th Ave
New York, NY  10019

U.S. Global Investor       Record and Beneficial    1,000,000         5.2%
7900 Callaghan Road
San Antonio, Texas 78278-1234 (11)

All officers and                                    1,709,628         8.4%
directors as a group (8persons)

------------
(1) This number includes an option to purchase 75,000 shares at $.85 per share which is exercisable on or after May 7, 2004.

(2) This number includes an option to purchase 75,000 shares at $.85 per share which is exercisable on or after May 7, 2004.

(3) This number includes an option to purchase 75,000 shares at $.85 per share which is exercisable on or after May 7, 2004.

(4) This number consists of an option to purchase 190,000 shares at $.16 per share which are currently exercisable and an option to purchase 50,000 shares at $.85 per share which is exercisable on or after May 7, 2004.

(5) This number consists of an option to purchase 100,000 shares at $.50 per shares which is currently exercisable.

(6) This number consists of an option to purchase 100,000 shares at $.56 per share which is currently exercisable.

(7) This number consists of an option to purchase 100,000 shares at $.56 per share which is currently exercisable. Mr. Curtis Deane, a director of the Company, is an employee of BNP Paribas which is an affiliate of French American Banking Corporation which is the record and beneficial owner of 2,197,265 shares if the Company, of which Mr. Deane disclaims beneficial ownership.

(8) This number includes an option to purchase 100,000 shares at $.86 per share which is exercisable on or after May 5, 2004.

(9) Placer Dome U.S. Inc. is a wholly owned subsidiary of Placer Dome Inc., a Canadian public company.

(10) U.S. Global Investors is a publicly traded resource investment fund.

                          DESCRIPTION OF CAPITAL STOCK

The Company has only one class of securities, that being Common Stock, par value $0.10 per share. The Company's authorized capital stock consists of 35,000,000 shares of Common Stock. As of the date of this Prospectus, there were 19,628,954 shares of the Company's Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to stockholders including the election of directors. Cumulative voting for directors is not permitted. The holders of Common Stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding Common Stock is, and all Common Stock offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or otherwise reserved under obligations for issuance by the Company) by the affirmative vote of the holders of a two-thirds of the stock of the Corporation entitled to vote at a duly called and held meeting of the shareholders of the Company.

The Company has issued various warrants to certain Selling Shareholders to purchase up to 473,572 shares of Common Stock of the Company at a exercise prices of $.30/share to $1.25/share and which warrants expire March 10, 2006 through May 30, 2006. The Company will receive $152,821 if all the warrants are exercised.

The Articles of Incorporation as well as the Bylaws of the Company do not include any provision that would delay, defer or prevent a change in control of the Company. However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of two-thirds of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the Company.

OPTIONS

As of the date of this Prospectus, there are currently outstanding options to purchase 675,000 shares of our Common Shares held by our executives and directors.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

There are no interested party transactions of the Company and named experts or counsels.

                        DISCLOSURE OF COMMISSION POSITION
                  ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Article VII of the Company's Amended and Restated Articles of Incorporation states that the Company may provide indemnification of each director, officer, and any employee or agent of the Company, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Company to the full extent permitted by the laws of the State of Colorado now existing or as such laws may hereinafter be amended.

Under this provision, the Company may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if the individual does not fulfill certain conditions. The Company has not obtained director's and officer's liability insurance coverage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             DESCRIPTION OF BUSINESS

U.S. Gold Corporation ("U.S. Gold" or the "Company") was organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, by vote of our shareholders, we changed our name from Silver State Mining Corporation to U.S. Gold Corporation. On September 19, 2003, by a vote of our shareholders, the authorized number of shares of Common Stock that we can issue was increased from 18 million shares to 35 million shares. Since our inception, we have been engaged in the exploration for, development of, and the production and sale of gold and silver, as well as base metals, and have conducted such activities in various western U.S. states and Mexico. The Company has not had revenues from mining operations since 1990.

The Company participates in two mining properties through a 45% interest at the Tonkin Springs gold property in Eureka County, Nevada, and a 40% equity interest in Gold Resource Corporation ("GRC") that is exploring the El Aguila gold/silver property in the state of Oaxaca, Mexico.

At the Tonkin Springs gold property, we are presently in the exploration stage for gold and silver. Our interest in this property is held by a 45% interest in Tonkin Springs LLC, a Delaware limited liability company also referred to as "TSLLC." That 45% interest is held by subsidiaries of the Company, Tonkin Springs Venture Limited Partnership, which is a Nevada limited partnership also referred to as "TSVLP" holds 44.5% of TSLLC and 0.5% of TSLLC is held by U.S. Environmental Corporation, a Colorado corporation and subsidiary of the Company. TSVLP, in turn, is owned 100% by two of our wholly-owned subsidiaries.

On March 25, 2003, the Company and BacTech Enviromet Corporation, a Canadian corporation based in Ontario now named BacTech Mining Corporation ("BacTech), entered into an option agreement whereby BacTech could purchase a 55% ownership interest in TSLLC from the Company for $1,750,000 (the "Purchase Price") plus a funding obligation of up to $12 million to TSLLC. The option was exercisable through July 31, 2003. BacTech paid the Company a non-refundable deposit of $250,000 under the option agreement, which was applied against the Purchase Price, and was obligated to fund reasonable and necessary holding costs of the Properties from March 25, 2003 through Closing or termination of the option agreement in the amount of $68,500.

Effective July 31, 2003, BacTech Nevada, a subsidiary of BacTech, closed on the purchase of 55% equity ownership interest in TSLLC and assumed management and funding responsibilities for TSLLC. The purchase price for BacTech Nevada's 55% equity ownership interest in TSLLC is $1,750,000 (the "Purchase Price") plus a funding obligation of $12 million to TSLLC. Including the $250,000 paid by BacTech with the Letter Agreement, the $150,000 paid by BacTech Nevada at the closing and $600,000 paid by BacTech on October 31, 2003, BacTech Nevada has paid a total of $1,000,000 of the Purchase Price to date. The remaining $750,000 is to be paid either upon commencement of commercial production at Tonkin Springs as defined, or if production has not commenced by July 31, 2004, in 12 consecutive monthly payments of $62,500 commencing on that date. BacTech Nevada shall also pay 100% of funding required by TSLLC up to $12 million (the "Funding Obligation"). Through December 31, 2003, BacTech Nevada has reported that it has spent approximately $1,374,453 toward its Funding Obligation. If additional funding is required by TSLLC after the Funding Obligation, BacTech Nevada is required to advance the Company's share of any cash calls if requested by the Company (the "Advances"), with repayment to BacTech Nevada of any Advances plus interest from 50% of cash distributions otherwise due the Company. If BacTech Nevada withdraws from TSLLC at any time, its equity ownership interest would revert back to subsidiaries of the Company. The Company estimates that the gain on the sale of the 55% interest to BacTech Nevada would be approximately $640,601 which will be recognized as the Purchase Price is received. Through December 31, 2003, the Company has recognized $369,696 of the gain on this sale.

Our 100 percent ownership in TSLLC held prior to the transaction with BacTech Nevada described above was achieved effective October 17, 2001 upon the withdrawal from TSLLC of our former partner, Tonkin Springs Holding Inc., also referred to as "TSHI", who prior to their withdrawal held 60 percent ownership in TSLLC and were the project managers. There was no gain nor loss recognized on the withdrawal of TSHI from TSLLC. After the withdrawal of TSHI from TSLLC the Company provided for the holding costs related to Tonkin Springs until closing of the BacTech Nevada transaction described above.

TSLLC is currently evaluating the Tonkin Springs property to determine if the property can be put back into production. On March 15, 2004, TSLLC submitted permit applications to governmental agencies for review, approval and permit issuances related to proposed recommencement of gold production at Tonkin Springs. The permit amendments are for a staged operation lasting up to 10 years. BacTech Nevada commissioned a third party feasibility study for Tonkin Springs by the engineering firm of Micon International Limited ("Micon"), of Toronto, Canada. Micon was retained to determine the feasibility of processing approximately 2 million short tons of oxide and sulfide mineralization per year and the study was prepared consistent with National Instrument 43-101 of the Canadian Securities Administration. The study was completed in May 2004 and BacTech Nevada has reported the study concluded that the Tonkin Springs gold mine project is a viable project and recommends development. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

We also have an equity investment in an affiliate company, GRC, a private Colorado corporation. At December 31, 2003, the Company held approximately 40 percent of the outstanding shares in GRC. William W. Reid and David C. Reid, executive officers of the Company, personally or beneficially own collectively approximately 29 percent of GRC as of that date. Through the GRC equity investment, we have the opportunity to participate in potential business activities in Mexico without any required funding obligations. In November 2002, GRC leased a gold exploration property in the state of Oaxaca, Mexico, designated the El Aguila property. In August 2003, GRC entered into an exploration and development funding agreement regarding the El Aguila property with Canyon Resources Corporation (AMEX:CAU) ("Canyon") whereby Canyon can earn a 50% interest in the El Aguila property by funding over time $3.5 million in exploration and development costs of which Canyon has committed to and has funded $500,000 through March 30, 2004. GRC is evaluating results of its Phase I and Phase II exploratory drilling program of the El Aguila project focused on one target area of interest in the 14.7 square mile property. This exploration drilling encountered some high-grade gold intercepts which will require additional exploration drilling in order to fully evaluate. GRC is having a scoping study performed by an independent engineering firm on El Aguila project in order to estimate capital and operating costs for evaluation of possible development of the property which study is anticipated to be completed during the second quarter of 2004. After the study is complete, Canyon will have 90 days to elect to fund the remaining balance of $3,000,000 to earn a 50% interest in the El Aguila project, or alternatively, convert their Phase I and Phase II program funding of $500,000 into 600,000 shares of Gold Resource Corporation stock. In August 2003 GRC dropped the previously leased base-metal property, designated as the Zimapan property, located in the Zimapan Mining District in the state of Hidalgo, Mexico.

From July 1, 2000 through December 31, 2002 we managed all activities of GRC under management contracts while GRC was responsible for funding the Zimapan and El Aguila properties. GRC is currently involved in an effort to raise funds through the private sale of its Common Stock with the proceeds to be used, in part, for its corporate overhead. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION.")

We may also seek to secure other financings for our operations or to enter into other business arrangements. We may also consider a potential merger with another company.

We have begun, and TSLLC is continuing, the evaluation of the potential of recommencing gold production at the Tonkin Springs project utilizing the known mineralized material and existing facilities to the extent possible. The current TSLLC effort is being carried out by BacTech Nevada as the manager under the joint venture agreement effective July 31, 2003. This involves the evaluation of the financial aspects and operational issues involved and the processes necessary to recommence production. In addition, this evaluation also involves identification, engineering and estimation of the additional capital investment required as well as the evaluation of and estimation of the time required to seek amendments of our existing regulatory permits and authorities or new ones to allow resumption of operations. On March 15, 2004, TSLLC submitted permit applications to governmental agencies for review, approval and permit issuances related to proposed recommencement of gold production at Tonkin Springs. The permit amendments are for a staged operation lasting up to 10 years. TSLLC is proposing for Tonkin Springs the construction of a new heap leach pad for processing oxide and oxidized sulfide mineralization and to oxidize sulfide mineralization in an engineered bio-oxidation facility that has been designed to contemporary standards. The project will use traditional open pit mining methods and involve three open pits. The reclamation and closure plans and reclamation bond are designed to fully close the property at the end of the project's life. Commencement of operations at Tonkin Springs is dependent, among other things, upon the timing of regulatory permit review and approval.

General

The Company is primarily engaged in the precious metals and base metals mining business in the continental United States and through an equity investment in an affiliate company, in Mexico. However, we may also evaluate and develop properties outside the United States. The Company owns a 45% interest in the Tonkin Springs gold mine located in Eureka County, Nevada, and a 40% equity investment in an affiliated company, Gold Resources Corporation which is currently exploring a gold property in Mexico.

As a mining company, our activities include, at various times and to various degrees, exploration, land acquisition, geological evaluation and feasibility studies of properties and, where warranted, development and construction of mining and processing facilities, mining and processing and the sale of gold, other metals and by-products. We may also enter into joint ventures, partnerships or other arrangements to accomplish these activities. All refined bullion would be either sold to outside companies, delivered in satisfaction of spot or forward sale delivery contracts, or held in inventory for later disposition.

Prior Ownership and Control of Tonkin Springs Project.

Effective October 17, 2001, we assumed 100% ownership of TSLLC which in turn owns the Tonkin Springs Project located in Eureka County, Nevada, following the withdrawal of Tonkin Springs Holding Inc. ("TSHI") from TSLLC effective October 17, 2001.

Under the TSLLC agreements, TSHI was required to fund all costs of TSLLC until their withdrawal. During the period from February 26, 1999 through October 17, 2001, TSHI reported that it spent approximately $5.1 million at Tonkin Springs including exploration expenditures in the approximate amount of $2.6 million, reclamation and bonding of approximately $.5 million and holding costs of approximately $2.0 million. During the period of TSHI's involvement with TSLLC, it paid the Company an aggregate $1,720,000 (the "Project Payments") as partial consideration for the terms and conditions of the TSLLC agreements.

Prior to formation of TSLLC in 1999, the Company's 40% ownership interest in the Tonkin Springs properties was subject to a Project Joint Venture under a 1993 Agreement with Gold Capital Corporation, a Colorado corporation, the owner of 60%. Effective February 26, 1999, the Company and Gold Capital terminated the 1993 Agreement and each retained their respective 40% and 60% undivided interests in Tonkin Springs. Gold Capital then immediately sold its 60% interest in Tonkin Springs to TSHI, and then TSHI and the Company each immediately contributed their respective undivided interests in Tonkin Springs into the TSLLC in exchange for 40% and 60%, respectively, of the equity capital of TSLLC.

The Company recognized neither a gain nor a loss on the termination of the 1993 Agreement and on the contribution of its 40% undivided interest in the Properties to the TSLLC.

Loan Settlement Agreement with FABC

Effective February 21, 1992, the Company entered into a Loan Settlement Agreement with its former senior secured lender, French American Banking Corporation ("FABC"). As partial consideration to FABC under that agreement the Company entered into an agreement between Tonkin Springs Gold Mining Company ("TSGMC"), a wholly owned subsidiary of the Company, and FABC entitled Agreement To Pay Distributions, which requires TSGMC to pay a limited portion of certain distributions, if any, from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 of retained distributions, as defined in such agreement, received from the TSVLP, plus (ii) an amount equal to 50% of such retained distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder. No amounts have been paid FABC to date under this obligation.

Competitive Business Conditions and Gold Price

The exploration for, and the acquisition and development of, gold properties are subject to intense competition. Companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than the Company to compete for such mineral properties. Our present limited funding means that our ability to compete for properties to be explored and developed is more limited than in the past. We believe that competition for acquiring mineral prospects will continue to be intense in the future. The market price for gold depends on numerous factors beyond our control, including production or sales by other gold producing nations, sales and leasing of gold reserves by governments and central banks, a low rate of inflation and a strong U.S. dollar, global and regional depression or reduced economic activity, and speculative trading.

Patents, Trademarks, Licenses, Franchises, Concessions

On May 30, 2002 the Company finalized the non-exclusive license agreement with Newmont for possible use of Newmont's commercially proven N2TEC technology to process sulfide gold mineralization at Tonkin Springs, and such license has been assigned to TSLLC. TSLLC is currently evaluating use of this technology as well as other processing alternatives for Tonkin Springs.

We do not own any patents, trademarks, licenses, franchises or concessions, except mining interests granted by governmental authorities and private landowners. No portion of our business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the government.

Government Regulations

In connection with mining, milling and exploration activities, we are subject to extensive Federal, state and local laws and regulations governing the protection of the environment, including laws and regulations relating to protection of air and water quality, hazardous waste management, mine reclamation and the protection of endangered or threatened species.

Prior to the commencement of any mining operations at the Tonkin Springs properties, if any, TSLLC will have to secure various regulatory permits from federal, state and local agencies. These governmental and regulatory permits generally govern the processes being used to operate, the stipulations concerning air quality and water issues, and the plans and obligations for reclamation of the properties at the conclusion of operations. At the Tonkin Springs properties, certain existing governmental or regulatory permits will require modification or reissue to reflect any resumed mining activities. The material State of Nevada permits that will need to be modified to operate Tonkin Springs include the Water Pollution Control Permit which current permit expires by its term April 15, 2005 (amendment expected to require approximately six months for approval after satisfactory submission), Air Quality Emissions Permit which current permit expires October 23, 2005 (amendment expected to take sixty days from satisfactory submission), Artificial Pond Permits (recently renewed with expiration date of April 30, 2007). The current regulatory agency approved Plan of Operations and Reclamation Plan (which includes the $1.8 million cash bond) is valid until changes in the status of the properties requires modification or until required for update by the regulators to reflect future cost estimate changes. Changes to the Reclamation Permit which will be submitted contemporaneously to both the Nevada Division of Environmental Protection ("NDEP") and the Bureau of Land Management ("BLM") for their review and approval. The Tonkin Springs Property may, however, not move beyond the exploration stage.

A number of bills have been introduced in the U.S. Congress over the past years that would revise in various respects the provisions of the Mining Law of 1872. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of these bills, the ability of companies to obtain a patent on unpatented mining claims would be nullified or substantially impaired, and most contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating new or even existing mines on federal unpatented mining claims. Pending possible reform of the Mining Law of 1872, Congress has put in place a moratorium which prohibits acceptance or processing of most mineral patent applications. It is not possible to predict whether any change in the Mining Law of 1872 will, in fact, be enacted or, if enacted, the form the changes may take.

Costs and Effects of Compliance with Environmental Laws

In connection with any mining, milling and exploration activities, we are required to comply with various federal, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment. The Company or TSLLC have obtained, or are in the process of obtaining, environmental permits, licenses or approvals required for potential operations, if any. Management is not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations.

TSLLC, the Company and BacTech Nevada are responsible for the reclamation obligations related to disturbances at Tonkin Springs. The current regulatory agency required estimate of reclamation costs related to the existing disturbances of the Properties is approximately $1.8 million which estimate has been approved by appropriate governmental agencies, the NDEP and BLM. As set forth under various governmental requirements, bonding of reclamation under Nevada and BLM has been funded for the Tonkin Springs Properties in the form of cash bonds posted in the amount of $1.8 million secured by TSLLC restricted cash deposits. Actual reclamation, generally, will be commenced upon the completion of mining operations in various locations of the Properties and generally thereafter upon the completion of the remaining operations at the Properties.

The Company believes it and TSLLC are in compliance with Federal, state and local requirements regarding reclamation bonding and other guarantees. TSLLC has in place as of December 31, 2003 (a) cash bonding of approximately $45,500 in favor of the State of Nevada Department of Conservation and Natural Resources for pad expansion, monitoring wells and tailings pond permits (aggregate required amount $40,911), (b) cash bonding of $34,400 in favor of BLM for property wide exploration (aggregate required amount $34,000), and (c) cash bonding of approximately $1,741,000 for project reclamation jointly administered by the State of Nevada and the BLM (aggregate required amount $1,737,866). Therefore, as of December 31, 2003, TSLLC has approximately $1,821,000 in aggregate balances of restrictive cash deposits which secure $1,812,777 in various bond and permit requirements to governmental authorities.

The Company has transferred its interest in several mining properties over the past years. We could remain potentially liable for environmental enforcement actions related to our prior ownership interest of such properties. However, we have no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties. We are not currently subject to any material pending administrative or judicial enforcement proceedings arising under environmental laws or regulations. Environmental laws and regulations may be adopted and enacted in the future which may have an impact on our operations. We cannot now accurately predict or estimate the impact of any such future laws or regulations on our current and prior operations.

Employees

At April 30, 2004, we had 3 employees, each of whom is employed on a full-time basis.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview:

The Company participates in two mining properties through a 45% interest at the Tonkin Springs gold property in Eureka County, Nevada, and through a 40% equity interest in Gold Resource Corporation that is exploring the El Aguila gold/silver property in the state of Oaxaca, Mexico.

Tonkin Springs (the "Properties") is the only property interest of the Company. The Properties are owned by Tonkin Springs LLC ("TSLLC"), a Delaware limited liability company. As discussed further below, effective July 31, 2003, the Company sold a 55% interest in TSLLC to BacTech Nevada Corporation ("BacTech Nevada"), a subsidiary of BacTech Mining Corporation ("BacTech"), a Canadian corporation based in Ontario with shares traded on the TSX-Venture Exchange (symbol BM). Through July 31, 2003, the Company owned TSLLC 100% and maintained the Properties on a care-and-maintenance basis. The Company had consolidated TSLLC in its balance sheet and statement of operations prior to the sale to BacTech. Effective July 31, 2003, the Company reflects its ownership interest in TSLLC as an investment. Since BacTech Nevada is obligated to fund the initial $12 million of all cost of TSLLC as part of its purchase obligation, the Company does not reflect in its 2003 financial statements the costs of TSLLC after July 31, 2003.

As discussed further below, during the year ended December 31, 2003, the Company raised $450,000 through the sale of restricted common stock in a private sale transaction with a significant shareholder of the Company, and the Company has received $1,000,000 from BacTech related to the sale of 55% interest of TSLLC. During 2004, the Company is entitled to receive a minimum of $375,000 of the remaining $750,000 purchase price balance from BacTech.

As of December 31, 2003, the Company had a working capital balance of $501,204. The Company will be required to raise additional funding in order to be able to meet its obligations, protect its assets, and carry out its business plan. Effective February 25, 2004, the Company entered into a Finder's Fee Agreement with Meridian Capital Ltd. ("Meridian"), a Canadian merchant bank, whereby Meridian agreed to assist the Company in seeking qualified equity investment through the sale of Units. With Unit Subscription Agreements, the Company sold Units at $0.90 where each Unit was made up of one share of common stock and one Unit Purchase Warrant. Unit Purchase Warrants are exercisable for 2 years from date of issue and provide that one share of common stock can be purchased for $1.25 plus four (4) Unit Purchase Warrants. Through the March 12, 2004 termination date of the Meridian agreement, the Company raised net proceeds of $82,350. Meridian was paid a fee of 8.5% of monies raised for the Company through the sale of Units, $10,000 for expenses, and warrants exercisable for 2 years to purchase 20,000 shares of the Company (equal to 20% of the Units sold) at a warrant exercise price of $0.90 per share (the "Meridian Warrants"). The Common Stock included in the Units and underlying the Warrants has been included in this prospectus for resale.

Interest in TSLLC

Effective July 31, 2003, Tonkin Springs Venture Limited Partnership ("TSLVP"), a Nevada limited partnership wholly-owned by the Company, closed the sale of 55% equity ownership interest in TSLLC to BacTech Nevada. The Company, through subsidiaries, owns the remaining 45% equity ownership interest in TSLLC. With the closing, BacTech Nevada assumed management and funding responsibilities for TSLLC. This transaction was completed pursuant to a letter agreement between the Company and BacTech dated March 25, 2003 (the "Letter Agreement").

The purchase price for BacTech Nevada's 55% equity ownership interest in TSLLC was $1,750,000 (the "Purchase Price") plus a funding obligation of $12 million to TSLLC. Through December 31, 2003 BacTech Nevada had paid a total of $1,000,000 of the Purchase Price. The remaining $750,000 is to be paid either upon commencement of commercial production at Tonkin Springs as defined, or if production has not commenced by July 31, 2004, in 12 consecutive monthly payments of $62,500 commencing on that date. BacTech Nevada shall also pay 100% of funding required by TSLLC up to $12 million (the "Funding Obligation"). Through December 31, 2003, BacTech Nevada has reported that it had spent approximately $1,374,453 of the Funding Obligation. If additional funding is required by TSLLC after the Funding Obligation, BacTech Nevada is required to advance the Company's share of any cash calls if requested by the Company (the

"Advances"), with repayment to BacTech Nevada of any Advances plus interest from 50% of cash distributions otherwise due the Company. If BacTech Nevada withdraws from TSLLC at any time, its 55% equity ownership interest in TSLLC would revert back to subsidiaries of the Company. Under the Letter Agreement, BacTech reimbursed the Company for the holding costs at Tonkin Springs from March 25, 2003 through the date of the closing, which totaled approximately $68,500.

Activities at Tonkin Springs Properties

TSLLC, with BacTech Nevada as manager, is evaluating the Tonkin Springs property to determine if the property can be put back into production. On March 15, 2004, TSLLC submitted permit applications to governmental agencies for review, approval and permit issuances related to proposed recommencement of gold production at Tonkin Springs. The permit amendments are for a staged operation lasting up to 10 years. TSLLC is proposing for Tonkin Springs the construction of a new heap leach pad for processing oxide and oxidized sulfide mineralization and to oxidize sulfide mineralization in an engineered bio-oxidation facility that has been designed to contemporary standards. The project will use traditional open pit mining methods and involve three open pits. The reclamation and closure plans and reclamation bond are designed to fully close the property at the end of the project's life. Commencement of operations at Tonkin Springs is dependent, among other things, upon the timing of regulatory permit review and approval.

Liquidity and Financial Condition

As of December 31, 2003, the Company had working capital of $501,204, comprised of current assets of $581,626 and current liabilities of $80,422. The remaining $750,000 Purchase Price payment due from BacTech Nevada is to be paid either upon commencement of commercial production at Tonkin Springs as defined, or if production has not commenced by July 31, 2004, in 12 consecutive monthly payments of $62,500 commencing on that date. Of the total amount, $375,000 has been classified as a current asset assuming six monthly payments during the year and $375,000 has been classified long-term.

The annual cost of corporate overhead for the Company is approximately $590,000. As noted above, in 2004 the Company has sold equity Units with the assistance of Meridian and has raised $72,350 net of fees and expenses. The Company has no other source of anticipated working capital other than these payments from BacTech Nevada. Since July 31, 2003, BacTech Nevada is responsible for funding 100% of all costs of Tonkin Springs until an aggregate of $12,000,000 has been funded by BacTech Nevada, and thereafter BacTech is obligated, if requested by the Company, to fund the Company's share of any subsequent cash calls for TSLLC.

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and obligations in the normal course of business. The Company experienced net losses for the years ended December 31, 2003 and 2002 of $(854,079) and $(1,375,459),
respectively. With the closing of the Bactech Nevada transaction discussed above, the Company had received a total of $1,000,000 in Purchase Price.

Net cash used by operations increased to $(1,252,172) for the year ended December 31, 2003 from $(834,911) for the corresponding period in 2002. Included in the change is the receipt of $30,000 in management contract payments from Gold Resource Corporation ("GRC"), an affiliate of the Company, in the 2002 period and none during the 2003 period. Cash paid to suppliers and employees increased to $1,253,584 during the 2003 period from $871,869 during the 2002 period, reflecting in part payment during 2003 of accrued 2002 salaries to executive officers of $196,789. Other increases for 2003 include the payment of expenses related to the Company's annual meeting of shareholders during 2003 of approximately $45,000, and reduction of other liabilities to vendors of $157,000 offset, in part by the assumption of TSLLC funding and expenses commencing July 31, 2003 by BacTech Nevada and funding provided by BacTech Nevada from March 25, 2003 through the July 31, 2003. Interest received decreased $8,063 to $3,047 in 2003 from $11,110 in 2002 primarily related to 2003 interest related to restrictive cash deposits that secure reclamation costs at the Tonkin Springs project from which the Company only received payments made through July 31, 2003.

Cash flows from investing activities was $1,004,000 for the year ended December 31, 2003 compared to $(35,962) in 2002 primarily reflecting the $1,000,000 Purchase Price payments by BacTech and BacTech Nevada in 2003 and a $40,000 technology license payment in 2002.

Cash flow from financing activities decreased to $441,727 for the year ended December 31, 2003 from $803,221 in 2002 and consisted primarily of the $450,000 in proceeds from the sale of common stock during 2003 compared to $816,154 in net proceeds raised from the sale of common stock in 2002. In addition, during 2003 there was a decrease in payments on installment purchase contracts as those contracts were paid-off.

Purchase Price payments to the Company under the BacTech Nevada transaction and the proceeds of the 2004 sale of equity units are anticipated to be adequate to fund corporate costs through July 2004. Additional Purchase Payments from BacTech Nevada are to be received under the agreement commencing July 31, 2004. The Company's ability to fund its operations is dependent upon BacTech Nevada making its payments of the Purchase Price to the Company and fulfilling its Funding Obligation to TSLLC. The Company may also sell additional equity, seek merger candidates or enter into other business arrangements.

Results of Operations - 2003 Compared to 2002

For the year ended December 31, 2003, the Company recorded a net loss of $(854,079), or $(.05) per share, compared to a net loss for 2002 of $(1,375,459)
or $(.09) per share. During 2003, the Company recorded a cumulative-effect gain on implementation of SFAS 143 of $404,000, or $0.02 per share as discussed further below, while no similar item was recorded during 2002. Also in 2003, the Company recognized $369,696 of gain on the sale of the 55% interest in TSLLC to BacTech Nevada and $27,155 of accrued interest related to the BacTech Nevada Purchase Price receivable. This gain on the sale of the TSLLC interest is being recognized as Purchase Price payments from BacTech Nevada are received. For 2002 the Company recorded $30,000 in revenues for management contract fees with GRC.

General and administrative expense increased $162,674 in 2003 to $492,876, primarily reflecting the costs of the annual meeting of shareholders of approximately $45,000 and $32,000 in increased legal and accounting costs primarily related to the Registration Statement filed with the Securities and Exchange Commission, and a $27,000 increase in outside directors fees with the addition of 3 directors to the board. During 2003 $258,613 of general and administrative expense was allocated to "Holding costs of Tonkin Springs property" while $217,909 of such allocations were made in 2002. However, in 2002 $129,441 of general and administrative expense was allocated to the cost of services provided under the GRC management contract and included in "Exploration expense (costs of services provided under GRC management contract)" while no such allocations were made during 2003. Total holding costs for the Tonkin Springs property were $443,218 during 2003 (through July 31, 2003) compared to $956,356 for all of 2002 and include allocation of corporate office general and administrative as noted above. Holding costs for the Tonkin Springs property were reduced in 2003 by $68,500 of cost reimbursement from BacTech and a $36,000 reduction of reclamation liability related to the Properties.

Stock compensation expense of $290,000 was recognized in 2003 related to the sale of 1,000,000 shares of Common Stock to our largest shareholder at a price below the market price of the shares on the date of the transaction. The Company took an expense charge as a realization reserve for the full value ($363,165) of shares of its common stock issued in exchange for 675,676 shares of stock of GRC. In 2003, accretion expense of asset retirement obligations under SFAS 143 totaled $56,583 while no similar expense was recognized in 2002 since the Company implemented SFAS 143 effective January 1, 2003. Depreciation expense increased during 2003 to $15,404 from $11,082 during 2002 primarily reflecting amortization of capitalized license fees commencing during 2003.

The implementation of SFAS 143 effective January 1, 2003 resulted in a cumulative effect gain on implementation of SFAS 143 of $404,000 related to the reversal of reclamation obligation expense in prior years' for the Tonkin Springs project reduced by amortization of capitalized costs related to SFAS 143 computed asset retirement reflecting prior years' gold production. The gain on implementation of SFAS 143 and the accretion of asset retirement obligations had no impact on the Consolidated Statement of Cash Flows for 2003.

GRC's audited operating loss for the year ended December 31, 2003 and 2002 was $(496,017) and $(788,646), respectively, of which the Company's share would be approximately $(188,653) and $(218,021), respectively. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero.

The overhead expense of the Company allocated to the management contract during the year ended December 30, 2002 totaled $129,441, representing allocation of staff time.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our ability to develop and produce precious metals, statements about our future business plans and strategies, statements about future revenue and the receipt of working capital, and most other statements that are not historical in nature. In these documents, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. Prospective investors are urged not to put undue reliance on these forward-looking statements.

         A few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific Risk Factors identified above, include:

          a. Changes in the general economy, affecting the disposable income of the public;
          b.   Technological changes in the precious metals industry;
          c.   Our costs of production of precious metals;
          d.   The level of demand for precious metals; and
          e.   Changes in our business strategy.


                             DESCRIPTION OF PROPERTY

Tonkin Springs Properties

History

Exploration and other mineral related activities have occurred at the Tonkin Springs property area since the 1950's, when prospecting for mercury and barite was active. Between 1966 and 1980, several companies including Homestake Mining Company and Placer Amex, conducted exploration including road building, surface sampling and drilling on portions of the property. Precambrian Exploration, Inc. ("PEX") subsequently staked several mining claims and continued drilling and developed a mineral resource. In 1985 the Company joint-ventured the property with PEX and later bought their interest in the project. Between 1985 and 1988, the Company built and operated an oxide heap leach operation. In 1988 it began developing the sulfide resource and built a mill to process that ore using bio-oxidation followed by standard cyanidation to recover the gold. In late 1989, the Company substantially completed construction of a 1,500 ton-per-day milling facility at the Tonkin Springs property designed to process sulfide gold mineralization through the use of bacteria to oxidize the sulfide mineralization prior to extraction of the gold through the conventional milling process utilizing cyanidation to dissolve the gold and activated carbon to capture the gold through adsorption. The construction cost of the mill was approximately $31 million. The Company operated the integrated mill facility in a start-up mode commencing in March 1990. However, the mill facility did not reach commercial operation by June 1990, and because of severe liquidity problems we put the operation on stand-by status beginning in June 1990. Since 1990, we have had various joint venture and similar partners at the Tonkin Springs Project, most recently BacTech Nevada under a transaction which closed effective July 31, 2003.The Tonkin Springs property area has been drilled with approximately 2,800 holes averaging about 200 feet in depth. Drilling has included reverse circulation, down-the-hole hammer, core and air-track drilling. The Company did the great majority of drilling between 1984-1990 but joint-venture partners Homestake Mining also drilled 86 RC and core holes (79,288 feet) between 1991-1992 and Agnico-Eagle Mines drilled 107 RC holes (63,575 feet) from 1999-2001. Based on the drilling to date as well as other information the Tonkin Springs property has an estimate of mineralized material of 30.7 million tons with an average grade of 0.045 ounces gold per ton.

General

The Tonkin Springs properties are located on the Battle Mountain-Cortez Trend, approximately 45 miles northwest of Eureka, Nevada. Effective July 31, 2003 TSLLC is owned 45% by subsidiaries of the Company and 55% by BacTech Nevada.

During the period February 26, 1999 through October 17, 2001, the Company held a 40% equity interest in TSLLC with TSHI holding the remaining 60% and its affiliate, Tonkin Spring Management Company, being manager. However, effective October 17, 2001, TSHI withdrew from TSLLC and as provided in the agreement transferred its ownership interest to the Company through TSVLP. After the withdrawal of TSHI, TSVLP assumed management responsibilities for TSLLC until July 31, 2003, when BacTech Nevada assumed management responsibilities for TSLLC.

Tonkin Springs is an open-pit gold mining and processing project consisting of unpatented mining claims, an integrated milling facility, and support facilities on approximately 23,640 acres of Federal land located along the Battle Mountain
- Cortez Trend approximately 45 miles northwest of the town of Eureka in Eureka County, Nevada. Part of the mineralized material at the Project is contained in sulfides and will require concentration and/or pre-treatment prior to final processing. An important part of the mineralized material at the Project is in oxide form, located at the Tonkin North deposit, and is amenable to conventional extraction methods.

The Company has held an interest in Tonkin Springs since 1984 and historically produced approximately 26,000 ounces of gold from an oxide ore heap leach operation during 1985 through 1988 prior to construction of the mill facilities to process sulfide mineralization discussed further above under "History."

Recent Activities at Tonkin Springs

During 2003, and until the BacTech Nevada transaction effective July 31, 2003, TSLLC was maintained by the Company on a care-and-maintenance basis. Subsequent to July 31, 2003, TSLLC, with BacTech Nevada as manager, has been involved with the analysis of data and evaluation of the potential of commencing gold production operations at the Tonkin Springs project. On March 15, 2004, TSLLC submitted permit applications to governmental agencies for review, approval and permit issuances related to proposed recommencement of gold production at Tonkin Springs. The permit amendments are for a staged operation lasting up to 10 years. TSLLC is proposing for Tonkin Springs the construction of a new heap leach pad for processing oxide and oxidized sulfide mineralization and to oxidize sulfide mineralization in an engineered bio-oxidation facility that has been designed to contemporary standards. The project will use traditional open pit mining methods and involve three open pits. The reclamation and closure plans and reclamation bond are designed to fully close the property at the end of the project's life. BacTech Nevada commissioned a third party feasibility study for Tonkin Springs by the engineering firm of Micon International Limited ("Micon"), of Toronto, Canada. Micon was retained to determine the feasibility of processing approximately 2 million short tons of oxide and sulfide mineralization per year and the study was prepared consistent with National Instrument 43-101 of the Canadian Securities Administration. The study was completed in May 2004 and BacTech Nevada has reported the study concluded that the Tonkin Springs gold mine project is a viable project and recommends development. Commencement of operations at Tonkin Springs is dependent, among other things, upon the timing of regulatory permit review and approval. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".)

Continuing a program first begun by the Company in 1998, the Company was satisfied with results of test work on Tonkin Springs sulfide gold mineralization using Newmont's proprietary and commercially proven N2TEC Flotation Technology. This process deals with the concentration of sulfide gold mineralization which can make transportation and/or further processing more efficient. Test work performed by Newmont on samples of Tonkin Springs sulfide mineralization involved grinding the ore followed by flotation using the N2TEC Flotation Technology process to concentrate the gold bearing sulfides. While the test work was limited in sample size and scope, the tests did indicate that the sulfide ores from Tonkin Springs are amenable to Newmont's flotation technology with total gold recovery from the combined concentrates as well as through conventional processing of the oxide portion of the mineralization of 88 to 91%. On May 30, 2002 the Company and Newmont executed a non-exclusive technology license that allows TSLLC to use the Newmont commercially proven technology to process sulfide gold mineralization at Tonkin. The license includes a net smelter return production royalty of 2% of net revenues derived from precious metal concentrates produced utilizing the Newmont technology. This license has been transferred by the Company to TSLLC.

Access to Tonkin Springs is provided by a county maintained road. Electrical power is provided through a substation located near the mill and operated by Sierra Pacific Power Company. Water is available through production wells which have been established on or adjacent to the site. The project also contains an assay laboratory and metallurgical pilot plant testing lab. In addition to the heavy equipment shop for repair and maintenance of mining equipment, a repair shop and warehouse building is situated adjacent to the mill building. The site also contains facilities to store and distribute propane, diesel fuel and gasoline. An administrative building is available for office management and administrative personnel. Potable water will be brought in from outside the project.

Geology

Host rocks for gold mineralization at Tonkin Springs consist of a sequence of Paleozoic rocks that were subsequently faulted, intruded and mineralized. Gold-bearing solutions originated at depth and migrated up along fracture systems until reaching fractured rock or chemically favorable rock suitable for deposition of mineralized material. Later volcanism, faulting, erosion and sedimentation affected the mineralized material.

The oldest sedimentary rocks identified at Tonkin Springs are the Ordovician Vinini siliclastic, carbonate and greenstone lithologies. The Vinini is well exposed and makes up most of the central core of the property. It has been divided into three distinct units: the Telephone Member, the Rooster Member and the Coils Member. The Telephone Member is the lowest member and is comprised of thin to medium-bedded, gray, blocky, sandy to silty carbonates, calcareous carbon shales, micrites, and thin-bedded limestone in the upper part. All ore developed to date in the gold resource at Tonkin Springs is in the Vinini Formation or intrusives in contact with the Vinini and is within or adjacent to low-angle and high-angle structures.

The Devonian Devils Gate and Denay Formation carbonates units are integrated into the Vinini package and may have been back-thrusted into this position throughout the central core of the claim area. These same units are also exposed on the western side of the property.

Permian Garden Valley Formation clastic sediments and Cretaceous Newark Canyon Formation clastic sediments flank the area in isolated exposures to the north, east and west. Lithologies vary from coarse chert pebble conglomerates, fine-grained limestone to immature coarse clastic limestone. Both of these units have been juxtaposed against and on top of the Vinini via high angle and thrust faults.

Tertiary rhyolite, rhyodacite and andesite volcanic units flank the project area to the east, west and north and occur within the interior on the southern end of the property.

The dominant structures mapped at Tonkin are high angle faults and open folds that trend northwest, north and northeast. The fault dips are primarily steeply to the east. Southeast low angle shearing is evident in pit wall exposures.

Mineralization identified to date occurs in clusters located along a northwest trend. There is a strong east-northeast component to each of these clusters which possibly represents an east-northeast fold axis created by strike slip faulting along master faults on the eastern and western edges of the range. The increased ground preparation due to folding and the intersection with northwest shearing and thrust faulting appears to be the locus of mineralization. In some instances mineralization is also spatially associated with igneous dikes and sills.

Claims

Currently, the Tonkin Springs project consists of a total of 1,215 unpatented mining and mill site claims encompassing approximately 37 square miles. Of that amount, an aggregate of 370 of the unpatented mining claims covered by the Project are leased from unaffiliated third parties pursuant to two mining leases. One lease at Tonkin North, which covers 269 claims, has an initial term which expires December 31, 2006 and may be extended from year to year, up to a maximum term of 99 years, by production from the leased claims. Each lease contains certain conditions and other requirements for annual payments, as well as expenditures or work to be performed in order to retain the leased claims.

The Tonkin North lease requires an annual advance royalty in the amount of $150,000, or the value of 450 ounces of gold, whichever is greater, such royalty is payable in January of each year and has been paid for 2004. The lease also requires production royalties of 5% of the gross sales price of gold or silver but provides for recapture of annual advance royalties previously paid which has a balance at December 31, 2003 of approximately $2.6 million. TSLLC is required to perform an annual work commitment and the lease includes a defined area of interest extending from the boundaries of certain claims. Certain of the claims, which are included in the Tonkin North lease, are also subject to a 1% net smelter return royalty (defined as gross revenues from sales of minerals, less refining costs, transportation costs, severance, production and sales taxes, and sales commissions) payable to Precambrian Exploration, Inc. after $15 million in gross revenues are realized from the claims.

In 1994, 215 claims covering approximately 4,400 acres adjacent to the Tonkin Springs project were acquired from an unaffiliated third party. The claims are subject to a royalty of 1% of net smelter returns for gold when the indexed price of gold is $350 per ounce or more, and a royalty of 1% of net smelter returns for silver when the indexed price of silver is $3.50 per ounce or more. No royalties are payable at lower indexed prices. The indexed prices shall reflect adjustments based on the Producer's Price Index, sub-index Finished Goods Excluding Foods, as published by the United States Department of Commerce.

An aggregate of 913 of the unpatented mining claims covered by the Project, as well as 33 mill sites claims, are owned by TSLLC. A total of 317 of these claims are subject to a royalty of 2% of net smelter returns, which becomes payable to Precambrian Exploration, Inc. after $50 million in gross revenues is realized from the claims. Precambrian Exploration, Inc. is an unaffiliated third party and predecessor in interest to the claims. Precambrian may elect to receive its royalty in the form of gold and silver upon proper notice to TSLLC.

Of the total of 1,215 mining claims encompassing the Tonkin Springs project, 381 are not subject to any royalties.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Executive Officers and Directors

During 2002, the three executive officers made cash advances to the Company to allow the payment of field personnel wages and certain critical payments. The aggregate amount of such advances from the three executive officers did not exceed $30,000. Such advances were repaid to the executive officers effective May 31, 2002.

During a portion of 2002, the Company elected not to pay certain salaries to its three executive officers in the aggregate amount of approximately $193,976 as of December 31, 2002 in order to conserve working capital. These amounts were paid during November 2003. Of the total, $99,475 was paid to William W. Reid, $44,764 was paid to William F. Pass and $49,737 was paid to David C. Reid.

Commencing July 1, 1998 and through December 31, 2002, the three executive officers of the Company voluntarily deferred a portion of their individual salaries in order to conserve working capital of the Company. As of December 31, 2002 and 2003, the total amount of such voluntary deferral was $544,760, with William W. Reid owed $279,364, William F. Pass owed $125,714 and David C. Reid owed $139,682. These amounts remain unpaid as of the date of this Prospectus.

IBK Capital Corp.

On December 17, 2001 the Company and GRC, an affiliate of the Company, jointly entered into an agreement with IBK Capital Corp. of Toronto, Ontario, Canada ("IBK") whereby IBK agreed to separately assist the Company as well as GRC in efforts to seek and arrange equity investment. The Company and GRC determined to jointly seek the assistance of IBK since both the Company and GRC were interested in raising equity funding and IBK represented that since the shares of the Company are publicly traded and the shares of GRC are not, the pools of potential investors who might be contacted by IBK for equity investment would generally be different groups and therefore would not result in any conflict of interest between the interests of the Company and GRC. IBK is a limited market dealer based in Canada whose business includes seeking funding for public and private companies from institutional and exempted investors. That joint agreement had a term of six months but was extended by the parties and terminated January 15, 2003. The agreement provided for an initial work fee of $16,192 of which $15,882 was to be first deducted from the commission due IBK, if any, of 9% computed on any money raised for the Company and/or GRC, plus a non-accountable expense advance of $2,267, both of which were paid by GRC in December, 2001. IBK did not conclude any transactions concerning or for the benefit of GRC. Under various transactions arranged by IBK during 2002 for the Company, IBK was paid by the Company total fees and commissions of $80,100 which includes $15,882 paid by GRC to IBK in 2001 and which was deductible from commissions due to IBK by the Company. The Company has reimbursed GRC in 2002 for the $15,882 paid by them to IBK during 2001.

French American Banking Corporation

French American Banking Corporation ("FABC") has certain contingent rights under the "Agreement To Pay Distributions" dated February 21, 1992. Under this agreement, Tonkin Springs Gold Mining Company ("TSGMC"), a wholly owned subsidiary of the Company, is required to pay a limited portion of certain distributions from Tonkin Springs Venture Limited Partnership ("TSVLP"), also a wholly owned subsidiary of the Company, to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement to Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50 percent of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder. FABC is owner of 2,197,265 shares of the Company representing approximately 12.6 percent of the outstanding shares as of May 31, 2003. Mr. Curtis Deane, a Director of the Company since May 19, 2003, is an employee of BNP Paribas which, in turn, is an affiliate of FABC.

Contract with Gold Resource Corporation

GRC was formed in August 1998 by founders William W. Reid and David C. Reid to provide a corporate vehicle for potential future business activities. GRC remained inactive until the 2000 Management Contract with the Company discussed below. At its formation and through July 1, 2000, a majority of the outstanding capital stock of GRC was owned by its founders. As of December 31, 2003, the Company and GRC's founders are the only owners of five percent or more of GRC capital stock.

Throughout the history of GRC, William W. Reid has served as president and chief executive officer as well as chairman of the board of directors while David C. Reid has served as vice president and a member of the board. William W. Reid and David C. Reid were and are the sole directors of GRC and there have been no other executive officers of GRC.

During year 1999 and through the second quarter of 2000 the Company actively evaluated mining opportunities in Mexico and in fact made proposals to the owners of at least three properties. The Company's proposals to those property owners were rejected however, primarily because the Company could not offer any up-front cash nor could the Company demonstrate an ability to raise funding sufficient to meet the financial and other obligations under those proposed transactions. The board of directors then concluded that the Company could not negotiate competitively for property acquisitions in Mexico due to its limited resources and its inability to raise additional equity funding due to a lack of authorized but unissued shares and decided to curtail activities in Mexico.

In June 2000 William W. Reid and David C. Reid made a proposal to the independent directors of the Company, John W. Goth and Douglas J. Newby, as to a possible way the Company could participate in opportunities in Mexico while limiting any direct funding obligations to that effort through equity participation with a then inactive private Colorado corporation, GRC. The concept presented to the Company was that William W. Reid and David C. Reid would commit to an aggregate $50,000 in funding to GRC at the rate of $.50/share of GRC stock in order to pay for the costs of evaluating and potentially acquiring one or more mining properties in Mexico and GRC would then raise additional funding needed. The Company could earn an equity position in GRC through the management of the affairs of GRC under a management contract for a specific period of time. The Company would have no obligation to fund expenses of GRC. The business plan of GRC was to raise additional equity funding from non-related parties if and when a mineral property of merit was acquired. The independent directors of the Company negotiated and finalized the terms of the transaction with GRC and the management agreement entered into July 1, 2000 was first drafted by the Company, reviewed and finalized by legal counsel representing the Company, and executed on behalf of the Company by its independent directors, Mr. Goth and Mr. Newby, as discussed in more detail below. GRC has no employees; however GRC does retain the services of a Mexican national under a consulting arrangement since.
2001

Through August 31, 2001, GRC was funded only by investment of its founders as discussed above. Only during September 2001, following the lease of the Zimapan property in Mexico, did GRC commence private placement sale of its restricted stock to third parties. Therefore, until September 2001, there were no sales of GRC equity securities to third parties and no market for such shares.

Effective July 1, 2000, the Company and GRC entered into the 2000 Management Contract under which the Company provided general management of GRC business activities through December 31, 2001 in exchange for 1,280,000 shares of GRC. GRC was responsible for all of its own operational funding, as needed. Through the 2000 Management Contract the Company has the opportunity to participate, through an equity interest ownership in GRC, in potential business activities in Mexico. The Company earned its equity ownership interest in GRC under the 2000 Management Contract with existing personnel and with no additional costs other than that related to the existing level of corporate overhead during the contract period.

Effective January 1, 2002, the Company and GRC entered into a new contract, the 2002 Management Contract, which expired by its term December 31, 2002. Under the 2002 Management Contract the Company was to be paid $30,000 per month to provided general management of GRC business activities through December 31, 2002. GRC paid $30,000 to the Company under the 2002 Management Contract but was unable to pay the other required payments. The Company will recognize revenue related to this item as payments, if any, are received from GRC. Under both the 2000 Management Contract and the 2002 Management Contract, GRC was responsible for all funding needed.

John W. Goth and Douglas J. Newby, then the independent directors of the Company, approved the 2000 Management Contract and John W. Goth, as the sole independent director at the time, approved the 2002 Management Contract with GRC William W. Reid, William F. Pass, and David C. Reid, each officers of the Company, were each granted by GRC a non-qualified stock option to purchase 200,000 shares of GRC common stock at exercise price of $.50 per share. Therefore, at December 31, 2003, and including stock options, William W. Reid and David C. Reid, each an officer and director of the Company, have approximately 29% aggregate record and beneficial ownership of GRC. During August 2003, John W. Goth, a director of the Company, purchased from GRC 10,000 shares of GRC stock at a price of $.50 per share. The 2002 Management Contract terminated by its terms December 31, 2002 and the parties have determined not to enter into a new management contract for year 2003. Commencing January 2, 2003, William W. Reid, David C. Reid and William F. Pass may spend personal time on the business affairs of GRC. This time is not expected to interfere with their respective duties as directors and/or officers of the Company. Conflicts of interests could arise between these persons duties as officers and directors of the Company and their respective responsibilities to GRC. (See "RISK FACTORS.").

Effective August 23, 2001 GRC leased a prospective silver/lead/zinc mining property covering approximately 47 hectares and located in the Zimapan Mining District in the state of Hidalgo, Mexico. This project was designated by GRC as its Zimapan Project. The lease agreement for Zimapan was subject to a 5% net smelter return royalty and required periodic advance royalty payments to the concession owner. During 2001 and 2002, GRC paid the concession owner $105,000 and the lease required payments of $200,000 for 2003 which was not paid prior to the lease being dropped by GRC as discussed below. GRC commenced a drilling program at the Zimapan Project during 2002 with approximately 1,800 meters of underground and surface drilling completed. While certain areas of mineralization were encountered in this drilling the evaluation has not established any estimates of mineralized material. During August 2003 GRC dropped the Zimapan Project lease.

Effective November 1, 2002, GRC leased a prospective gold/silver property covering approximately 1,897 hectares and located in the historic mining district in the state of Oaxaca, Mexico, designated GRC's "El Aguila" property. The El Aguila property is an exploration state property. The lease agreement for El Aguila is subject to a 4% net smelter return royalty where production is sold in gold/silver dore form and 5% for production sold in concentrate form, and the lease requires periodic advance royalty payments to the concession owner. During 2002 and 2003, GRC paid the concession owner $30,000 under the lease. In August 2003 GRC entered into an agreement with Canyon Resources Corporation, a public company with shares traded on the American Stock Exchange under symbol "CAU" ("Canyon"), whereby Canyon could earn a 50% interest in the El Aguila property from GRC in exchange for funding $3.5 million in exploration and development costs at the El Aguila property. Canyon has funded $500,000 to date for Phase I and Phase II exploration drilling program at El Aguila. Phase I and II exploration drilling was completed in 2003 and included approximately 12,939 feet of drilling focused on one target area of the 14.7 square mile property.

This exploration drilling encountered some high-grade gold intercepts which will require additional exploration drilling in order to fully evaluate. GRC is having a scoping study performed by an independent engineering firm on the El Aguila project in order to estimate capital and operating costs for evaluation of possible development of the property which study is anticipated to be completed during the second quarter of 2004. After the study is compete, Canyon will have 90 days to commit to funding the remaining $3 million to earn a 50% interest in the El Aguila project, or alternatively, convert their Phase I and Phase II drilling program funding of $500,000 into 600,000 shares of GCR stock Mr. Richard F. Mauro, a Director of the Company since November 2003, is also a director of Canyon.

The Company was party to the GRC stock subscription agreement with RMB dated
May 6, 2002. That agreement obligated the Company and the founders of GRC, under certain circumstances, to sell some or all of their shares of GRC to a third party on a pari passu basis along with all of the shares owned by RMB, and gave RMB the contingent right to seek and negotiate such sale for up to 51% of the then outstanding shares of GRC (the "Bring Along Obligation"). On September 29, 2003, the Company acquired the 675,676 shares of GRC owned by RMB in exchange for 672,528 shares of unregistered shares of the Company valued at $0.54 per shares (aggregate $363,165). The Company is committed to file a registration statement with the Securities and Exchange Commission covering the shares issued to RMB and such shares are included in this Prospectus. This transaction terminates the Bring Along Obligation.

During 2002, the Company borrowed approximately $15,900 from GRC to make critical payments to vendors which advance was repaid during 2002. Subsequently in 2002, the Company made a non-interest bearing and unsecured advance to GRC of $30,000 to enable GRC to make a critical payment related to its mineral properties. GRC had repaid these advances as of December 31, 2002. The independent director of the Company, Mr. John W. Goth, approved this loan in advance. During 2003, the Company made a non-interest bearing and unsecured loan to GRC of $30,000 to enable GRC to make certain critical payments. This loan was repaid by GRC during 2003. These loans were approved by the then independent directors of the Company, Mr. John W. Goth and Richard F. Nanna.

With regard to corporate opportunities and potential conflicts of interest among and between the Company and GRC, the Company is primarily focused on activities in Nevada and the western United States and any business opportunities in these locations would be first available to the Company. Conversely, GRC is focused on corporate opportunities in Mexico and any business opportunities in Mexico would be first available to GRC. If the board of directors of either the Company or GRC first elect not to evaluate a particular business opportunity for any reason, the other company would be free to undertake that particular business opportunity without conflict of interest related to corporate opportunity between the Company and GRC.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTC Bulletin Board under the symbol "USGL." The tables below set forth the high and low sales prices for our common stock as reflected on the OTC Bulletin Board, for the two fiscal years ended December 31, 2003, the first quarter for 2004, and the second quarter, to date, for 2004. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent prices at which actual transactions were effected. Effective February 28, 2003 the shares if the Company began trading on the Berlin, Germany Stock Exchange under symbol "US 8." The Company has a number of European shareholders and the listing on the Berlin, Germany Stock Exchange is intended to facilitate a market in its shares in such locale. The high and low sales price on April 28, 2004 were $0.80 and $0.75, respectively.


Fiscal Year Ended
December 31, 2004                   High             Low
-----------------                   ----             ----
First Quarter                       $1.55            $.83
Second Quarter (to 4/30/04)         $1.06            $.69

Fiscal Year Ended
December 31, 2003                   High             Low
-----------------                   ----             ----
First Quarter                       $.79             $.45
Second Quarter                      $.58             $.30
Third Quarter                       $.62             $.43
Fourth Quarter                      $1.10            $.52

Fiscal Year Ended
December 31, 2002                   High             Low
-----------------                   ----             ---
First Quarter                       $.41             $.33
Second Quarter                      $.71             $.39
Third Quarter                       $.53             $.32
Fourth Quarter                      $.55             $.27

As of April 30, 2004 there were approximately 7,250 record holders for our common stock.

No dividends have ever been paid with respect to our common stock and we do not anticipate the payment of dividends in the foreseeable future.

Shown below is information at December 31, 2003 with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance. This information relates to the Company's Non-Qualified Stock Option and Stock Grant Plan.

                                    Equity Compensation Plan Information

                                                                                Number of securities
                                                                                remaining available for
                                                                                future issuance under
                              Number of securities to    Weighted-average       equity compensation plans
                              be issued upon exercise    exercise price of      (excluding securities
                              of outstanding options,    outstanding options,   reflected in the left
Plan category                 warrants and rights        warrants and rights    hand column)
--------------                -----------------------    --------------------   -------------------------
Equity compensation plans
approved by security holders          1,367,693              $0.43/share               759,944

Equity compensation plans
not approved by security
holders                                    None                    None                   None

Total                                 1,367,693              $.43/share                759,944

                             EXECUTIVE COMPENSATION

Compensation of Officers

Pension Plan
------------

On December 10, 1985, the Company's Board of Directors adopted a Simplified Employee Pension Plan ("SEP"). The Company evaluates annually contributions to the SEP based upon review by the Board of Directors of the performance of the Company. The Company has not yet determined if a contribution will be made for 2003. No contribution was made for 2002 or 2001. Under the SEP, the Company has the option of contributing a certain amount directly to its employees' Individual Retirement Accounts. The Plan covers all employees of the Company with certain participation requirements, however the Company is not required to make any contributions in a given year. If contributions are made, they must be made to all eligible employees. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $40,000 for year 2003 or 25% of that employee's total compensation.

Equity Compensation Plans

The following table summarizes the total compensation of the Executive Officers of the Company for the Company's three fiscal years ended December 31, 2003. Except as set forth below under "Non-Qualified Stock Option and Stock Grant Plan," and "Pension Plan," there were no compensation plans for which cash or non-cash distributions, other than salaries, were made during the last fiscal year:

                                    Summary Compensation Table

                                                                 Long Term Compensation
                                                                         Awards               Payouts
                                                                 ----------------------      ---------
                                 Annual Compensation             Restricted  Securities                          All
Name and Principal       -----------------------------------       Stock     Underlying         LTIP            Other
Position                 Year     Salary       Bonus   Other      Awards($)   Options        Payouts($)      Compensation
------------------       ----   ----------     -----   -----    -----------  ----------      ----------      ------------

William W. Reid,         2003    $230,590(1)   $  -    $  -       $  -        75,000(4)         $  -          $220,000(5)
President and CEO        2002    $268,552(1)   $  -    $  -       $  -             -            $  -          $      -
                         2001    $256,803(1)   $  -    $  -       $  -             -            $  -          $      -

William F. Pass,         2003    $114,372(1)   $  -    $  -       $  -        75,000(4)         $  -          $185,920(5)
Vice President,          2002    $121,688(2)   $  -    $  -       $  -             -            $  -          $      -
Chief Financial          2001    $116,401(2)   $  -    $  -       $  -             -            $  -          $      -
Officer and Secretary

David C. Reid,           2003    $126,745(1)   $  -    $  -       $  -        75,000(4)         $  -          $393,937(5)
Vice President           2002    $134,873(3)   $  -    $  -       $  -             -            $  -          $      -
                         2001    $128,999(3)   $  -    $  -       $  -             -            $  -          $      -

(1) During 2002, the Company only paid Mr. William Reid $89,761 of his contractual salary of $268,552 with the balance of such contractual amount being deferred. During 2003, $99,475 of the balance due for 2002 contractual salary was paid and the remainder remains deferred and currently owing to Mr. Reid. Likewise for 2001, Mr. Reid was only paid $189,236 with the balance of his contractual salary amounts of $67,567 deferred and currently owing. The salary deferrals, which commenced during 1998 and continued through 2002, were each effected in order to conserve working capital of the Company. The balance of deferred salary due to Mr. William Reid at December 31, 2003 totals $279,364 (which amount has not been paid to date). Effective January 1, 2003, Mr. William W. Reid and the Company amended Mr. Reid's Employment Contract to eliminate the annual upward adjustment provisions related to increases in the Consumer Price Index and to reduce his salary commencing for 2003 to $225,000 per year. Mr. Reid has agreed to re-negotiate with the Compensation Committee of the Board of Directors his compensation package.

(2) During 2002, the Company only paid Mr. Pass $41,232 of his contractual salary of $121,688 with the balance of such contractual amount being deferred. During 2003, $44,764 of the balance due for 2002 contractual salary was paid and the remainder remains deferred and currently owing to Mr. Pass. Likewise for 2001, Mr. Pass was only paid $85,996 with the balance of his contractual salary amounts of $30,405 deferred and currently owing. The salary deferrals, which commenced during 1998 and continued through 2002, were each effected in order to conserve working capital of the Company. The balance of deferred salary due to Mr. Pass at December 31, 2003 totals $125,714 (which amount has not been paid to date). Mr. Pass has agreed to re-negotiate with the Compensation Committee of the Board of Directors his compensation package.

(3) During 2002, the Company only paid Mr. David Reid $45,478 of his contractual salary of $134,873 with the balance of such contractual amount being deferred. During 2003, $49,737 of the balance for 2002 contractual salary was paid and the remainder remains deferred and currently owing to Mr. David Reid. Likewise for 2001, Mr. David Reid was only paid $95,215 with the balance of his contractual salary amount of $33,784 deferred and currently owing. The salary deferrals, which commenced during 1998 and continued through 2002, were each effected in order to conserve working capital of the Company. The balance of deferred salary due to Mr. David Reid at December 31, 2003 totals $139,682 (which amount has not been paid to date). Mr. Reid has agreed to re-negotiate with the Compensation Committee of the Board of Directors his compensation package.

(4) During 2003, stock options of 75,000 shares at exercise price of $0.85/share were granted to each of the three Executive Officers of the Company under the Non-Qualified Stock Option and Stock Grant Plan.

(5) During 2003, the Executive Officers exercised certain of their respective stock options at exercise price of $0.16/share which resulted in compensation for Federal tax purposes based upon the market price on the shares on the day of each exercise. During 2003, William W. Reid exercised options to purchase aggregate 300,000 shares, William F. Pass exercised options to purchase aggregate 232,326 shares, and David C. Reid exercised options to purchase 520,802 shares.

Option Grants in Last Fiscal Year

During 2003 the following grants of stock options were made to Executive Officers pursuant to the Non-Qualified Stock Option and Stock Grant Plan (the "Plan"):


                        Number of       % of Total
                        Securities    Options Granted
                        Underlying     to Employees
                         Options        in Fiscal        Exercise     Expiration
Name                     Granted          Year         Price/Share       Date
----                    ----------    --------------   -----------    ----------
William W. Reid           75,000          33.3%           $0.85        11/6/2008
William F. Pass           75,000          33.3%           $0.85        11/6/2008
David C. Reid             75,000          33.3%           $0.85        11/6/2008


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Table Value

Shown below is information at December 31, 2003 and for the year then ended with respect to the exercised and unexercised options to purchase the Company's common stock to Executive Officers under the Plan.


                                                   Number of
                                                   Securities
                                                   Underlying       Value of
                                                   Unexercised     Unexercised
                     Shares                        Options at      Options at
                    Acquired                       12/31/03#      12/31/03($)(1)
                       on           Value         Exercisable/    Exercisable/
Name               Exercise(#)    Realized($)    Unexercisable    Unexercisable
----              ------------    -----------    -------------    --------------

William W. Reid     300,000        $220,000      318,407 and         $210,149
                                                  75,000(2)          $0
William F. Pass     232,326        $185,920       75,000(2)          $0
David C. Reid       520,802        $393,937       75,000(2)          $0


(1) Based upon the close price as reported by OTC Bulletin Board as of December 31, 2003 ($0.82 per share).

(2)  Unexercisable at December 31, 2003.


Material Terms of Equity Compensation Plans

The Non-Qualified Stock Option and Stock Grant Plan, as Amended (also as referred to as the "Plan") was adopted by the Company effective March 17, 1989. The Plan terminates by its terms on March 16, 2009. Under the Plan, as amended by shareholders on September 19, 2003, a total of 3,500,000 shares of Common Stock were reserved for issuance thereunder. During 2003, grants of 5-year stock option agreements covering an aggregate of 675,000 shares at an exercise prices of $.50-$.86 per share were made to four non-executive directors and the three executive officers of the Company, all of which remain outstanding. Five of the non-executive directors each received options for 100,000 shares each at exercise prices reflecting the market price of the stock as of the date of grant of the option. Richard F. Nanna was granted options are exercisable at $0.50/share, Peter Bojtos' was granted options exercisable at $0.56/share, Curtis Deane was granted options exercisable at $0.56/share, Richard F.
Mauro was granted options exercisable at $0.86/share, and John W. Goth was granted options for 50,000 shares exercisable at $0.85/share. During 2003, executive officers William W. Reid, William F. Pass and David C. Reid were granted options for 75,000 shares each at exercise price of $0.85/share.

General Information Regarding the Plan

Under the Plan non-qualified stock options ("Options") and/or stock grants of Common Stock of the Company may be granted to key persons. The Plan was established to advance the interests of the Company and its stockholders by affording key persons, upon whose judgment, initiative and efforts the Company may rely for the successful conduct of their businesses, an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. This Plan gives the Board broad authority to grant Options and make stock grants to key persons selected by the Board while considering criteria such as employment position or other relationship with the Company, duties and responsibilities, ability, productivity, length of service or association, morale, interest in the Company, recommendations by supervisors, and other matters, and to set the option price, term of option, and other broad authorities. Options shall not be granted at less than the fair market value at the date of grant and may not have a term in excess of 10 years.

Shares issued upon exercise of Options or upon stock grants under the Plan are "restricted securities" as defined under the Securities Act of 1933, unless a Registration Statement covering such shares is effective. Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144) which exemptions typically impose conditions on the sale of the shares.

Compensation of Directors
-------------------------

The Company reimburses its outside directors for reasonable expenses incurred by them in attending meetings of the Board of Directors or of Committees of the Board. No such expenses were incurred or paid during 2003 and 2002. Outside directors are to be paid $1,000 per month for services as directors. However, during 2002 and for prior year, Mr. Goth was not paid his full directors pay of which $1,600 was utilized during 2003 to exercise 10,000 shares under a stock option agreement and $29,900 remains due and payable as of December 31, 2003. Mr. Mauro elected not to receive payment of his director pay during 2003 and $2,000 is due and payable as of December 31, 2003.

Employment Contracts
--------------------

The Company entered into Employment Agreements effective January 1, 1994, as amended June 1, 1995 and July 21, 1998 with William W. Reid, William F. Pass, and David C. Reid (the "Employment Contracts") each of which was initially for a five-year term. The Employment Contracts shall be extended automatically by one year upon each anniversary date unless either the Company or employee provides the other party required written notice, that the Employment Contract will not be so extended. During 1998 the Company gave written notice under each Employment Contract that it was not automatically extending the term by an additional year which resulted in such contracts having a term of four years subject to the automatic extensions each year as discussed above. Therefore, each of the Employment Contracts have a current term through December 31, 2006. William W. Reid's Employment Contract, as amended January 1, 2003, provides for annual base salary of $225,000. William F. Pass' Employment Contract provides for base salary of $75,000 per year for the first year, $90,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the Consumer Price Index (All Items-Urban), also referred to as the "CPI-U". David C. Reid's Employment Contract provides for base salary of $75,000 per year for the first year, $100,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the CPI-U. Effective January 1, 2003, Mr. William W. Reid and the Company amended Mr. Reid's Employment Contract to eliminate the annual upward adjustment provisions related to increases in the Consumer Price Index and to reduce his salary commencing for 2003 to $225,000 per year. During 1998, 1999, 2000, 2001 and through December 31, 2002, the executives voluntarily deferred a portion of their base salary in order to conserve working capital. As of December 31, 2003, the Company owed deferred salary to William Reid in the amount of $279,364, William F. Pass in the amount of $125,714 and David C. Reid in the amount of $139,682. During 2003, the Company paid its executive officers the balance of regular pay due for 2002 (which was not paid in 2002 in order to conserve working capital) with William Reid paid $99,475, William Pass paid $44,764 and David Reid paid $49,737.

Each of the Employment Agreements provides that the employee would be entitled to receive a termination payment from the Company in a lump sum equal to 2.9 times the employee's average annual compensation for the five taxable years immediately preceding the date of termination by the employee under certain circumstances (provided that the employee is not provided continued employment for a minimum of three years with compensation and other business terms equal to or more favorable to the employee than under the Employment Agreement) summarized as follows: i) the sale by the Company of substantially all of its assets to a single purchaser or to a group of affiliated purchasers; ii) the sale, exchange or other disposition, in one transaction or a series of related transactions, of at least 30 percent of the outstanding voting shares of the Company; iii) a decision by the Company to terminate its business and liquidate its assets; iv) the merger or consolidation of the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization; v) there is a material change in employee's authority, duties or responsibilities; or, vi) the Company acquires any stock or other investment in any business enterprise which acquisition or investment exceeds 40 percent of the net book value of the Company. Upon the death of an employee, the Company shall pay the employee's estate an amount equal to one year's salary; and upon termination by the Company following permanent disability of the employee, the Company shall pay the employee an amount equal to two years salary.

                                  LEGAL OPINION

The legality of the shares being offered hereby has been passed upon for the Company by Dufford & Brown, P.C. of Denver, Colorado.

                                     EXPERTS

The consolidated financial statements for the Company for the years ended December 31, 2003 and 2002 have been audited by Stark Winter Schenkein & Co., LLP. The name of such firm was changed from Stark Tinter & Associates, LLC to Stark Winter Schenkein & Co., LLP, effective August 31, 2001.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no changes in nor disagreements with accountants on accounting and financial disclosure.

                        ADDITIONAL AVAILABLE INFORMATION

The registration statement that contains this prospectus, including the exhibits to the registration statement, contain additional information about us and the securities the Selling Shareholders may offer under this prospectus. The Company's SEC filings, including the registration statement that contains this prospectus, are available to the public from the SEC's Internet site at http://www.sec.gov. You may also read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room.

                              FINANCIAL STATEMENTS


Index to Financial Statements                                              Page
-----------------------------                                              ----

Report of Independent Auditors                                             53

Consolidated Statements of Operations for the years
ended December 31, 2003 and 2002                                           54

Consolidated Balance Sheet at December 31, 2003                            55

Consolidated Statements of Changes in Shareholders'
Equity for the years ended December 31, 2003 and 2002                      56

Consolidated Statements of Cash Flows for the
years ended December 31, 2003 and 2002                                     57-58

Notes to Consolidated Financial Statements                                 59-74

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
U.S. Gold Corporation
Lakewood, Colorado

We have audited the accompanying consolidated balance sheet of U.S. Gold Corporation as of December 31, 2003 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has no current source of operating revenues, and needs to secure financing to remain a going concern. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Gold Corporation as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

Stark Winter Schenkein & Co., LLP
March 18, 2004
Denver, Colorado

                                               U.S. GOLD CORPORATION
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                           For the years ended December 31,
                                                                                                     2003                    2002
                                                                                                     ----                    ----
OTHER REVENUE:
 Recognized gain on sale of TSLLC interest
   to BacTech Nevada (Note 3)                                                                    $   369,696            $        --
 Management contract fees from
   Gold Resource Corporation ("GRC")(Note 4)                                                              --                 30,000
 Interest income                                                                                      31,106                 10,276
 Gain on sale of other assets                                                                          4,000                 15,498
                                                                                                 -----------            -----------
    Total other revenue                                                                              404,802                 55,774
                                                                                                 -----------            -----------
COSTS AND EXPENSES:
 General and administrative                                                                          492,876                330,202
 Holding costs of Tonkin Springs property                                                            443,218                956,356
 Exploration expense (costs of services
    provided to GRC under management
    contract) (Note 4)                                                                                    --                129,441
 Stock compensation expense (Note 8)                                                                 290,000                     --
 Realization reserve-GRC stock (Note 4)                                                              363,165                     --
 Interest                                                                                              1,635                  4,152
 Accretion of asset retirement obligation                                                             56,583                     --
 Depreciation                                                                                         15,404                 11,082
                                                                                                 -----------            -----------
    Total costs and expenses                                                                       1,662,881              1,431,233
                                                                                                 -----------            -----------
(Loss) before income taxes and cumulative
  effect of accounting change                                                                     (1,258,079)            (1,375,459)
                                                                                                 -----------            -----------
Provision for income taxes                                                                                --                     --
                                                                                                 -----------            -----------

(Loss) before cumulative effect of accounting
  change                                                                                          (1,258,079)            (1,375,459)
                                                                                                 -----------            -----------
Accounting change: cumulative-effect gain on
  implementation of SFAS 143                                                                         404,000                     --
                                                                                                 -----------            -----------
Net (loss)                                                                                       $  (854,079)           $(1,375,459)
                                                                                                 ===========            ===========

Basic and diluted per share data: (Loss) before accounting change:
  Basic                                                                                          $     (0.07)           $     (0.09)
                                                                                                 ===========            ===========
  Diluted                                                                                        $     (0.07)           $     (0.09)
                                                                                                 ===========            ===========
Accounting change
  Basic                                                                                          $      0.02            $        --
                                                                                                 ===========            ===========
  Diluted                                                                                        $      0.02            $        --
                                                                                                 ===========            ===========
Net (loss)
  Basic                                                                                          $     (0.05)           $     (0.09)
                                                                                                 ===========            ===========
  Diluted                                                                                        $     (0.05)           $     (0.09)
                                                                                                 ===========            ===========

                   The accompanying notes are an integral part of these consolidated financial statements.

                                                           54

                              U.S. GOLD CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003

ASSETS
Current assets:
  Cash and cash equivalents                                        $    197,992
  Installment purchase contract receivable,
    current portion (Note 3)                                            375,000
  Other current assets                                                    8,634
                                                                   ------------
    Total current assets                                                581,626
                                                                   ------------
Installment purchase contract receivable,
  (non-current) (Note 3)                                                369,338
Property and equipment, net (Note 6)                                      8,344
Investment in Tonkin Springs LLC (Note 3)                               880,840
Investment in affiliate-GRC (Note 4)                                         --
Other assets                                                                706
                                                                   ------------
TOTAL ASSETS                                                       $  1,840,854
                                                                   ============
LIABILITIES, DEFERRED GAIN &
  SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities                                48,522
 Accrued directors fees, related parties                                 31,900
                                                                   ------------
    Total current liabilities                                            80,422
                                                                   ------------

Related party payables, long-term (Note 11)                             544,760
                                                                   ------------
    Total liabilities                                                   625,182
                                                                   ------------

Deferred gain-sale of TSLLC interest                                    270,905
                                                                   ------------

Commitments and contingencies (Notes 1, 3, 5 and 11)                         --

Shareholders' equity (Note 8):
 Common stock, $.10 par value, 35,000,000 shares
   authorized; 19,188,954 shares issued and outstanding               1,918,896
 Additional paid-in capital                                          33,405,364
 Accumulated (deficit)                                              (34,379,493)
                                                                   ------------
    Total shareholders' equity                                          944,767
                                                                   ------------
TOTAL LIABILITIES, DEFERRED GAIN &
 SHAREHOLDERS' EQUITY                                              $  1,840,854
                                                                   ============

       The accompanying notes are an integral part of these consolidated financial statements.


                                                  U.S. GOLD CORPORATION
                                CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                      FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                      Stock           Additional
                                      Common           Par             Paid-in           Accumulated
                                      Shares          Value            Capital             (Deficit)           Total
                                    ----------     ----------        -----------         -------------       ----------
Balance,
January 1, 2002                     14,026,390     $1,402,639        $31,975,303         $(32,149,955)       $1,227,987

Sale of shares and warrants
for cash at $.35/share, net
of issuance cost                       857,143         85,714            178,285                    -           263,999

Sale of shares for cash at
$.40/share, net of issuance
cost                                 1,570,000        157,000            395,155                    -           552,155

Net (loss)                                   -              -                  -           (1,375,459)       (1,375,459)
                                    ----------     ----------        -----------         ------------       -----------
Balance,
December 31, 2002                   16,453,533     $1,645,353        $32,548,743         $(33,525,414)      $   668,682
                                    ----------     ----------        -----------         -------------      -----------

Sale of shares for cash at
$.45/share, plus adjustment
of $.29/share                        1,000,000        100,000            640,000                    -           740,000

Penalty forgiven with
warrant re-pricing                           -              -             25,500                    -            25,500

Issuance of shares in
exchange for GRC shares at
$.54/share                             672,528         67,253            295,912                    -           363,165

Exercise of stock options
at $.16/share                        1,063,128        106,313           (104,713)                   -             1,600

Treasury shares
cancelled                                 (235)           (23)               (78)                   -              (101)

Net (loss)                                   -              -                  -             (854,079)         (854,079)
                                    ----------     ----------        -----------         ------------       -----------
Balance,
December 31, 2003                   19,188,954     $1,918,896        $33,405,364         $(34,379,493)      $   944,767
                                    ==========     ==========        ===========         ============       ===========


             The accompanying notes are an integral part of these consolidated financial statements.


                                                  U.S. GOLD CORPORATION
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                                                      2003                   2002
                                                                                                      ----                   ----
Cash flows from operating activities:
  Cash received under management contract (Note 4)                                                $        --           $    30,000
  Cash paid to suppliers and employees                                                             (1,253,584)             (871,869)
  Interest received                                                                                     3,047                11,110
  Interest paid                                                                                        (1,635)               (4,152)
  Income taxes paid                                                                                        --                    --
                                                                                                  -----------           -----------
    Cash (used in) operating activities                                                            (1,252,172)             (834,911)
                                                                                                  -----------           -----------
Cash flows from investing activities:
  BacTech Nevada purchase price payments (Note 3)                                                   1,000,000                    --
  Increase in restrictive time deposits for reclamation                                                    --               (10,223)
  Payment on technology license                                                                            --               (40,000)
  Capital expenditures                                                                                     --                (1,237)
  Sale of assets                                                                                        4,000                15,498
                                                                                                  -----------           -----------
    Cash provided by (used in) investing activities                                                 1,004,000               (35,962)
                                                                                                  -----------           -----------

Cash flows from financing activities:
  Sale of common stock & warrants for cash, net of
    issuance cost (Note 8)                                                                            450,000               816,154
  Advance to GRC (Note 4)                                                                             (30,000)              (30,000)
  Repayment of borrowing from GRC (Note 4)                                                             30,000                30,000
  Payments on installment purchase contracts                                                           (8,273)              (12,933)
                                                                                                  -----------           -----------
    Cash provided by financing activities                                                             441,727               803,221
                                                                                                  -----------           -----------

Increase (decrease) in cash and cash equivalents                                                      193,555               (67,652)
Cash and cash equivalents, beginning of year                                                            4,437                72,089
                                                                                                  -----------           -----------
Cash and cash equivalents, end of year                                                            $   197,992           $     4,437
                                                                                                  ===========           ===========
Reconciliation of net (loss) to cash (used in) operating
activities:
Net (loss)                                                                                        $  (854,079)          $(1,375,459)
Items not providing/requiring cash:
  Accrued interest income                                                                             (18,155)                   --
  Stock compensation expense (Note 9)                                                                 290,000                    --
  Realization reserve-GRC stock (Note 4)                                                              363,165                    --
  Gain on sale of interest to BacTech Nevada (Note 3)                                                (369,696)                   --
  Cumulative-gain-implementation of SFAS 143 (Note 3)                                                (404,000)                   --
  Accretion of asset retirement obligation-SFAS 143                                                    56,583
  Depreciation                                                                                         22,297                11,082
  (Increase) decrease in other assets related
     to operations                                                                                      7,135               (18,886)
  Increase (decrease) in liabilities related to operations                                           (345,422)              548,352
                                                                                                  -----------           -----------
Cash (used in) operating activities                                                               $(1,252,172)          $  (834,911)
                                                                                                  ===========           ===========


                                                 Continued on next page.


                                                  U.S. GOLD CORPORATION
                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             FOR THE YEARS ENDED DECEMBER 31,
                                                      (continued)

Non-cash financing and investing activities:                                                      2003                    2002
                                                                                                  ----                    ----
Stock issued to RMB in exchange for GRC shares (Note 8)                                        $  363,165                $      --
                                                                                               ==========                =========
Deferred credit-BacTech Nevada (Note 3)                                                        $  270,905                $      --
                                                                                               ==========                =========
Net assets transferred to BacTech Nevada
  in purchase (Note 3)                                                                         $1,076,582                $      --
                                                                                               ==========                =========
Installment purchase contract receivable (Note 3)                                              $  744,338                $      --
                                                                                               ==========                =========
TSLLC Investment (Note 3)                                                                      $  880,840                $      --
                                                                                               ==========                =========
Exercise of stock options utilizing cashless exercise                                          $  106,313                $      --
                                                                                               ==========                =========

            The accompanying notes are an integral part of these consolidated financial statements.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: U.S. Gold Corporation (the "Company") was organized under the laws of the State of Colorado on July 24, 1979. Since its inception, the Company has been engaged in the exploration for, development of, and the production and sale of gold and silver.

RECLASSIFICATIONS: Certain adjustments have been made in the financial statements for the year ended December 31, 2002 to conform to accounting and financial statement presentation for the year ended December 31, 2003.

BASIS OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated. The financial statements of Tonkin Springs LLC ("TSLLC") were consolidated until July 31, 2003, when a 55% interest in TSLLC was sold to BacTech Nevada (See Note 3), after which the Company's 45% interest in TSLLC is classified as an investment.

STATEMENTS OF CASH FLOWS: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

EQUITY METHOD INVESTMENTS: Investment in common stock of GRC, an affiliate of the Company, are recorded under the equity method of accounting. The shares of GRC were assessed by the Company to be of undeterminable market value and have therefore been recorded on a zero basis. See Note 4 for additional information.

PROPERTY AND EQUIPMENT: Office furniture, equipment and vehicles are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized. Gains or losses on disposition are recognized in operations.

EXPLORATION AND DEVELOPMENT COSTS: Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


Depreciation: Depreciation of office furniture, equipment and vehicles is computed using straight-line methods. Office furniture, equipment and vehicles are being depreciated over the estimated economic lives ranging from 3 to 5 years.

PROPERTY RETIREMENT OBLIGATION: The Company implemented SFAS 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The adoption of SFAS 143 as related to the Tonkin Springs property resulted in an adjustment to operations for the cumulative effect of such implementation. Ongoing environmental and reclamation expenditures are credited to the asset retirement obligation as incurred to the extent they relate to asset retirement obligation and to expense to the extent they do not so apply. The Company's 45% interest in TSLLC is carried as an investment subsequent to the sale of a 55% interest to BacTech, effective July 31, 2003. Footnote disclosure of financial information relating to TSLLC includes SFAS 143 disclosure (see Note 3).

STOCK OPTION PLANS: The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company's stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.

SFAS 123, "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income as if compensation costs for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

REVENUE RECOGNITION: Gains on the sale of mineral interests, if any, includes the excess of the net proceeds from sales over the Company's net book value in that property. Management contract fees are recognized as revenue earned is determined to be realizable.

PER SHARE AMOUNTS: SFAS 128, "Earnings Per Share", provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (17,696,098 for 2003 and 15,334,157 for 2002). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 2003 and 2002, warrants and options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

INCOME TAXES: The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes". Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


BUSINESS RISKS: The Company continually reviews the mining risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company's operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company's business is subject to extensive license, permits, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

USE OF ESTIMATES: The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS: SFAS 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2003.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, restricted time deposits, purchase price receivables, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand.

RECENT PRONOUNCEMENTS

In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 changes the accounting guidance for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity by now requiring those instruments to be classified as liabilities (or assets in some circumstances) on the balance sheet. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 in the first quarter of fiscal 2004 is not expected to have any material impact on the Company's financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS 149 amends SFAS 133 to clarify the definition of a derivative and incorporate many of the implementation issues cleared as a result of the Derivatives Implementation Group process. This statement is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively after that date. The adoption of SFAS 149 is not expected to have a material effect on the financial statements.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS 123." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by APB 25. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting, and has adopted the disclosure requirements of SFAS 123. The Company currently does not anticipate adopting the provisions of SFAS 148.

In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS 146 supercedes previous accounting guidance provided by the EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." EITF Issue No. 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Early application is permitted. The Company adopted SFAS 146 effective January 1, 2003. The adoption of SFAS 146 by the Company did not have a material impact on the Company's financial position, results of operations, or cash flows.

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections." Among other things, this statement rescinds FASB Statement 4, "Reporting Gains and Losses from Extinguishment of Debt" which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," will now be used to classify those gains and losses. The provisions of SFAS 145 related to the classification of debt extinguishment are effective for years beginning after May 15, 2002. The adoption of SFAS 145 by the Company did not expected to have a material impact on the Company's financial position, results of operations, or cash flows. In November 2001, the EITF of the FASB issued EITF 01-9 "Accounting for Consideration Given by a Vendor to a Subscriber (Including a Reseller of the Vendor's Products)." EITF 01-9 provides guidance on when a sales incentive or other consideration given should be a reduction of revenue or an expense and the timing of such recognition. The guidance provided in EITF 01-9 is effective for financial statements for interim or annual periods beginning after December 15, 2001. The adoption of EITF 01-9 by the Company did not have a material impact on the Company's financial statements.

2.  GOING CONCERN

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced losses for the years ended December 31, 2003 and 2002 of $(854,079) and $(1,375,459), respectively. The Company has no current source of operating revenue and has remained operational during 2003 through the sale of equity and the sale of a 55% interest in TSLLC to BacTech. The Company's ability to continue as a going concern is contingent upon its ability to receive the remaining purchase price payments from BacTech, secure additional financing, increase ownership equity and attain profitable operations.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


The Company is evaluating financing for its operations, which could include issuance of equity of the Company in public or private transactions. The Company may also consider a corporate transaction with another company such as a merger. It is presently uncertain if any such financing will be available to the Company, or will be available on terms acceptable to the Company.

3.   TONKIN SPRINGS PROJECT

As of December 31, 2003, the Company owns 45% of the Tonkin Springs LLC, a Delaware limited liability company ("TSLLC") which in turn owns the Tonkin Springs gold mine property located in Eureka County, Nevada. Effective July 31, 2003, the Company sold a 55% equity ownership interest in TSLLC to BacTech Nevada Corporation ("BacTech Nevada"), a Nevada corporation and subsidiary of BacTech Mining Corporation ("BacTech"), a Canadian corporation based in Ontario with shares traded on the TSX-Venture Exchange (symbol BM-T). BacTech Nevada assumed management and funding responsibilities for TSLLC effective July 31, 2003. BacTech is currently evaluating the Tonkin Springs property to determine if the property can be put back into production.

The purchase price for BacTech Nevada's 55% equity ownership interest in TSLLC was $1,750,000 plus a funding obligation of $12 million to TSLLC. BacTech Nevada has paid a total of $1,000,000 of the purchase price through December 31, 2003. The remaining $750,000 is to be paid either upon commencement of commercial production at Tonkin Springs, or if production has not commenced by July 31, 2004, in 12 consecutive monthly payments of $62,500 commencing on that date. BacTech Nevada shall also pay 100% of funding required by TSLLC up to $12 million (the "Funding Obligation"). Through December 31, 2003, BacTech Nevada has reported that it has spent approximately $1,374,453 towards its Funding Obligation. If additional funding is required by TSLLC after the Funding Obligation, BacTech Nevada is required to advance the Company's share of any cash calls if requested by the Company (the "Advances"), with repayment to BacTech Nevada of any Advances plus interest from 50% of cash distributions otherwise due the Company. If BacTech Nevada withdraws from TSLLC at any time, its equity ownership interest would revert back to subsidiaries of the Company.

The present value of the $1,750,000 purchase price payments of BacTech Nevada at July 31, 2003 was $1,717,183. The Company's gain of $640,601 on the sale to BacTech Nevada consists of $369,696 which has been recognized in income at December 31, 2003 and $270,905 which will be recognized in income as purchase price payments are received from BacTech Nevada. As of December 31, 2003, the Company had accrued interest of $18,155 related to the BacTech Nevada purchase price obligations.

Under a letter agreement dated March 25, 2003, BacTech purchased the 55% interest in TSLLC effective as of July 31, 2003. As provided under that agreement BacTech reimbursed the Company for all holding costs at the Tonkin Springs property from March 25, 2003 through July 31, 2003 of approximately $68,500.

The Company and BacTech Nevada have amended and restated both the Member's Agreement and the Operating Agreement of TSLLC to reflect the July 31, 2003 transaction. As amended, those agreements provide that until BacTech Nevada has

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


recovered its Funding Obligation, cash distributions from TSLLC (the "Distributions"), if any, shall be made based upon a sliding scale related to the gold price in effect from time to time. Pursuant to the sliding scale, Distributions to BacTech Nevada will range from 55% at $360 or more per ounce gold to 80% at $320 or less per ounce gold. After BacTech Nevada has received Distributions equal to its Funding Obligation of $12 million, then all Distributions shall be 55% to BacTech Nevada and 45% to the Company.

BacTech Nevada has provided the Company with certain unaudited financial information for the period ended December 31, 2003. Set forth below are the unaudited summarized statement of operations of TSLLC for the five months ended December 31, 2003, and the unaudited summarized balance sheet of TSLLC as of December 31, 2003, both as prepared from data reported to the Company by BacTech Nevada. All costs have been funded by BacTech Nevada.

     TONKIN SPRINGS LLC
     STATEMENT OF OPERATIONS                   Five Month Period Ended
                                                  December 31, 2003
                                               -----------------------
                                                     (Unaudited)
     Property holding and evaluation costs          $ 1,374,453
     Accretion of asset retirement obligation            42,850
                                                    -----------
                Total expenses                        1,417,303
                                                    -----------
     Net loss                                       $(1,417,303)
                                                    ===========
TONKIN SPRINGS LLC
BALANCE SHEET                                     December 31, 2003
                                                  ------------------
                                                     (Unaudited)
     Assets:
      Property, plant, equipment, net               $ 4,750,705
      Restricted time deposit for
       reclamation bond                               1,820,952
     Other assets                                        63,333
                                                    -----------
     Total assets                                   $ 6,634,990
                                                    ===========
     Liabilities, Reserve and Members' Equity:
     Accounts payable and accrued liabilities       $         -
     Reserve for asset retirement and reclamation     1,196,004
     Other permitted obligations                         72,511
                                                    -----------
       Total liabilities and reserve                  1,269,515
                                                    -----------
     Members' Equity-
       BacTech Nevada
         Contributions                                1,374,453
         Net loss                                    (1,417,303)
                                                    -----------
          Total BacTech Equity                          (42,850)
                                                    -----------
       Total U.S. Gold subsidiaries equity            5,409,325
                                                    -----------
          Total members equity                        5,366,475
                                                    -----------
     Total liabilities, reserves and
      members' equity                               $ 6,634,990
                                                    ===========

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


Bonding of reclamation as required under various Nevada agencies and the Federal Bureau of Land Management "BLM" is the responsibility of TSLLC under the terms of the Tonkin Springs LLC. The estimate of reclamation costs, as approved by these agencies is currently $1,810,377. As of December 31, 2003, TSLLC had bonds posted in the aggregate amount of approximately $1,820,952 with the required governmental agencies secured by a restricted cash time deposit related to the estimated of reclamation costs.

The projected estimate of "Obligation for asset retirement" for the Tonkin Springs properties as of December 31, 2003, reflecting the adoption of SFAS 143, is $1,196,004. The Company reflects its 45% share of this obligation, $538,200, in its investment balance for TSLLC. Actual asset retirement and reclamation, generally, will be commenced upon the completion of operations at the properties.

The Company adopted SFAS 143 effective January 1, 2003 and related thereto, the Company recorded a cumulative-effect gain to operations of $404,000. This reflected the reversal of prior period expense related to reclamation cost accruals, and reduced in part, by amortization of capitalized reclamation amounts based upon units of production in prior years. The consolidated balance sheet effect at January 1, 2003 of implementation of SFAS 143 was to reduce obligations for retirement by $641,295 and reduce the carrying value of Tonkin Springs project assets by $237,295.

During 2003 and through the date of the sale of 55% interest in TSLLC to BacTech, the Company recorded an expense for accretion and an increase in the Obligation for asset retirement by $56,583, to recognize the accretion of reclamation liability at an 8.5% annual factor through July 31, 2003.

The following is a reconciliation of the aggregate of asset retirement obligation projected for TSLLC's books since adoption of SFAS 143 effective January 1, 2003:

Asset retirement and reclamation liability-1/1/2003                  $1,096,571
Accretion of liability at assumed 8.5% annual rate                       99,433
                                                                     ----------
  Asset retirement and reclamation liability-12/31/03                $1,196,004
                                                                     ==========

It is anticipated that the capitalized asset retirement costs will be charged to expense based on the units of production method commencing with gold production at Tonkin Springs. There was no projected adjustment during 2003 for amortization expense of capitalized asset retirement cost required under SFAS 143 since the Tonkin Springs property was not in operation.

4.   GOLD RESOURCE CORPORATION

As of December 31, 2003, the Company owned 1,955,676 shares of common stock of Gold Resource Corporation ("GRC"), a private Colorado corporation and affiliate company. This ownership includes the acquisition of GRC shares from RMB International (Dublin) LTD. ("RMB") during 2003 as discussed in Note 8, and represents approximately 40% of GRC's capitalization as of December 31, 2003. Through its stock ownership in GRC, the Company has the opportunity to benefit from GRC's activities in Mexico.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


GRC is currently evaluating a gold property in the state of Oaxaca, Mexico, designated as GRC's "El Aguila" property that GRC leased in November 2002. In August 2003, GRC entered into an agreement with Canyon Resources Corporation ("Canyon"), a public company with shares traded on the American Stock Exchange under the symbol "CAU", whereby Canyon could earn a 50% interest in the El Aguila property from GRC in exchange for funding $3.5 million in exploration and development cost at that property. That agreement provides various dates for Canyon to commit to funding of portions of the $3.5 million. Through December 31, 2003, Canyon has committed to fund $500,000 to GRC of which Canyon has paid $400,000 with the balance funded in January 2004. This funding is being used for Phase I and II exploration drilling (completed during 2003) and certain other engineering and metallurgical test work and other analysis, which is anticipated to be completed by the end of the second quarter of 2004. Upon completion of this work, Canyon will have up to 90 days to commit to fund an additional $3 million to earn a 50% joint venture interest in the El Aguila project, or alternatively, to receive 600,000 shares in GRC upon the withdrawal of Canyon from additional funding and termination of the El Aguila agreement with GRC.

During August 2003 GRC terminated its lease of the Zimapan Project, a silver/lead/zinc mining property in the state of Zimapan, Mexico.

The Company earned 1,280,000 of its shares of GRC stock through a management contract under which the Company provided general management of GRC business activities through December 31, 2001. As discussed further in Note 8, effective September 30, 2003, the Company acquired the 675,676 shares of GRC owned by RMB in exchange for 672,528 shares of unregistered common shares of the Company valued at $0.54 per share (for an aggregate value of $363,165).

Effective January 1, 2002, the Company and GRC entered into a second management contract which expired by its term December 31, 2002. Under that contract the Company was to be paid $30,000 per month to provide similar general management of GRC. GRC paid only $30,000 to the Company and has been unable to make the other required payments. The balance due the Company of $330,000 has not been recognized as a receivable or as revenue, and will not be until and unless realization is assured. It is uncertain if GRC will be able to raise sufficient funding to pay the remaining management fee. GRC was responsible for its own funding and intends to and has been raising funds through the sale of GRC stock. The overhead expense of the Company allocated to the management contract for year 2002 totaled $129,441, representing allocation of staff time. The Company and GRC determined not to enter into a management contract for 2003. During 2003, the Company made a non-interest bearing and unsecured advance to GRC of $30,000 to enable GRC to make critical payments related to its mineral properties. GRC had repaid these advances as of December 31, 2003. These loans were approved by the then independent directors of the Company, consisting of Mr. John W. Goth and Mr. Richard F. Nanna. During 2002, the Company borrowed approximately $15,900 from GRC to make critical payments to vendors which advance was repaid during 2002. Subsequently in 2002, the Company made a non-interest bearing and unsecured advance to GRC of $30,000 to enable GRC to make critical payments related to its mineral properties. GRC had repaid these advances as of December 31, 2002.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


William W. Reid and David C. Reid, each founders of GRC and officers and directors of the Company, had approximately 29% aggregate direct and beneficial ownership of GRC as of December 31, 2003. During 2003, William W. Reid, David C. Reid and William F. Pass, each officers of the Company, were each granted by GRC a non-qualified stock option to purchase 200,000 shares of GRC common stock at an exercise price of $.50 per share. During 2003, John W. Goth, a director of the Company, subscribed for and purchased directly from GRC 10,000 shares of GRC at $.50 per share.

The shares of GRC are not currently publicly traded. The 1,280,000 shares of GRC earned under the 2000 Management Contract were assessed by the Company to have indeterminable market value and the investment was therefore recorded on a zero basis. The 675,676 shares of GRC acquired from RMB in September 30, 2003 in exchange for 672,528 shares of restricted shares of the Company's common stock (for an aggregate value of $363,165) were likewise assessed by the Company to have indeterminable market value. As a result, a reserve for realization of the cost of the GRC shares acquired from RMB has been fully established with an expense charge of $363,165 recognized during the year ended December 31, 2003.

Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. As presented below, GRC's unaudited operating losses for the two years ended December 31, 2003 and 2002 were $(496,017) and $(788,646), respectively, of which the Company's share is approximately $(199,994) and $(221,294), respectively.

Following are the summarized audited consolidated balance sheet for GRC as of December 31, 2003 and consolidated statement of operations for two years ended December 31, 2003:

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


                            Gold Resource Corporation
                           Consolidated Balance Sheet
                                December 31, 2003

     Assets
     Current assets-cash and cash equivalents                    $   135,849
                                                                 -----------
       Total current assets                                          135,849
                                                                 -----------
     Other assets                                                      1,937
                                                                 -----------
              Total assets                                       $   137,786
                                                                 ===========
     Liabilities, Deferred Credit and Shareholders' (Deficit)
      Current liabilities:
        Accounts payable and accrued liabilities                 $    98,358
        Management contract fee payable to
           Affiliate U.S. Gold Corporation                           330,000
        Other liabilities - related parties                            5,097
                                                                 -----------
           Total current liabilities                                 433,455
                                                                 -----------
     Deferred credit-Canyon phase I and II
        funding for El Aguila project                                400,000
                                                                 -----------
     Total liabilities and deferred credit                           833,455
                                                                 -----------
     Shareholders' (deficit):
       Preferred stock, $.001 par value; 5,000,000
         shares authorized, none issued or outstanding                    --
       Common stock, $.001 par value; 20,000,000
         shares authorized; 4,850,176 issued
         and outstanding                                               4,850
       Additional paid-in capital                                  1,136,491
       Comprehensive income                                               12
       Accumulated (deficit)                                      (1,837,022)
                                                                 -----------
          Total shareholders' (deficit)                             (695,669)
                                                                 -----------
       Total Liabilities, Deferred Credit and
        Shareholders' (Deficit)                                  $   137,786
                                                                 ===========

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


                            Gold Resource Corporation
                            Statements of Operations

                                                    Year Ended      December 31,
                                                       2003             2002
                                                    ----------      ------------

     Interest income                                $     193       $     243
                                                    ---------       ---------

     Costs and Expenses:
      Costs of services provided under Management
       Contract with U.S. Gold Corporation                 --         360,000
      General and administration                       58,173           4,547
      Property acquisition related costs               46,750         130,562
      Property exploration and evaluation             391,316         293,763
                                                    ---------       ---------
     Total expenses                                   496,239         788,872
                                                    ---------       ---------

     Net (loss)                                      (496,046)       (788,629)
                                                    ---------       ---------
     Comprehensive income (loss):
      Translation gain (charge)                            29             (17)
                                                    ---------       ---------
     Net comprehensive (loss)                       $(496,017)      $(788,646)
                                                    =========       =========

5.   LOAN SETTLEMENT AGREEMENT WITH FABC

On February 21, 1992, the Company entered into a Loan Settlement Agreement with its senior secured lender, The French American Banking Corporation ("FABC"). The Company discharged its debt to FABC and terminated all prior security interests related thereto. As part of the consideration to FABC under the Loan Settlement Agreement, the Company entered into an agreement between Tonkin Springs Gold Mining Company, a wholly-owned subsidiary of the Company ("TSGMC") and FABC entitled "Agreement To Pay Distributions," which requires TSGMC to pay a limited portion of certain distributions from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50 percent of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder.

6.   PROPERTY AND EQUIPMENT

At December 31, 2003, property and equipment consisted of the following:

     Office furniture and equipment             $  43,640
     Trucks and autos                              73,579
     Other equipment                                9,947
                                                ---------
     Subtotal                                     127,166
     Less: accumulated depreciation              (118,822)
                                                ---------
     Total                                      $   8,344
                                                =========

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


7.   INCOME TAXES

In various transactions entered into February 21, 1992, the Company had an ownership change, as that term is defined under Section 382 (g), IRC. As a result, the tax net operating loss carry forwards and the investment tax credit carry forwards are subject to annual limitations under Section 382 IRC, following the date of such ownership change. Except as noted below, the Company will receive no future benefits from net operating loss carryforwards or investment tax credit carryforwards existing as of the date of the ownership change. At December 31, 2003, the Company estimates that tax loss carry forwards to be $5,950,000 expiring through 2023.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 are presented below:

    Deferred tax assets:
      Alternative minimum tax credit carryfoward                $    11,200
       Reclamation obligation                                       114,200
      Net operating (loss) carryforward                           1,391,600
      Capital (loss) carryforward                                   268,400
                                                                -----------
        Total gross deferred tax assets                           1,785,400
                                                                -----------
       Less valuation allowance                                  (1,670,800)
                                                                -----------
        Net deferred tax assets                                     114,600
                                                                -----------
    Deferred tax liabilities:
      Basis in TSVLP                                               (114,600)
                                                                -----------
    Total net deferred tax asset                                $        --
                                                                ===========

The Company believes that it is unlikely that the net deferred tax asset will be realized. Therefore, a valuation allowance has been provided for net deferred tax assets. The change in valuation allowance of approximately $370,000 primarily reflects a $258,000 increase of net operating (loss) carryforwards, a $26,600 decrease in the reclamation obligation related to the sale of a 55% interest to BacTech Nevada, and a $140,000 decrease in tax liability relating to the basis of TSVLP.

A reconciliation of the tax provision for 2003 and 2002 at statutory rates is comprised of the following components:

                                                     2003                2002
                                                     ----                ----

     Statutory rate tax provision on book loss    $(290,000)          $(303,000)
     Book to tax adjustments:
     Valuation allowance                            290,000             303,000
                                                  ---------           ---------
     Tax provision                                $       -           $       -
                                                  =========           =========

8.   SHAREHOLDERS' EQUITY

Increase in authorized shares-

Effective September 19, 2003, the shareholders of the Company approved an amendment to its Articles of Incorporation increasing the authorized shares of the Company from 18,000,000 common shares to 35,000,000 common shares. Subsequent to the increase to the authorized shares of the Company, agreements to refrain from exercise of certain stock option agreements with executive officers of the Company and with a non-executive director, aggregating 1,930,400 shares of the Company's common stock, were terminated and those stock option agreements became fully exercisable.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


Private placement sale of stock to RIT-

In December 2002, the Company entered into a subscription agreement with Resource Investment Trust, plc ("RIT"), an investment fund located in London, England, for the sale of 70,000 shares of restricted common stock at $.40/share for proceeds of $28,000. During January 2003, the Company entered into a second subscription agreement with RITfor the sale of 1,000,000 shares of restricted common stock at $.45 per share for net proceeds of $450,000. RIT is the Company's largest shareholder, owning approximately 17% of the outstanding shares as of December 31, 2003. Because RIT is a greater than 10% shareholder of the Company and the stock was issued below its market price at the date of the closing of the transaction, the Company recognized stock compensation expense of $290,000.

Exchange of stock for shares in GRC-

Effective September 30, 2003, the Company acquired the 675,676 shares of GRC common stock owned by RMB International (Dublin) Ltd. ("RMB") in exchange for 672,528 shares of unregistered common shares of the Company valued at $0.54 per share (for an aggregate value of $363,165). The Company has filed a registration statement with the Securities and Exchange Commission covering the shares issued to RMB but it has not been declared effective to date. This transaction with RMB terminates the "Bring Along Obligation" under a subscription agreement dated May 6, 2002 that obligated the Company and the founders of GRC, under certain circumstances, to sell some or all of their shares of GRC to a third party on a pari passu basis along with all of the shares owned by RMB, and which gave RMB the contingent right to seek and negotiate such sale for up to 51% of the then outstanding shares of GRC. The independent directors of the Company unanimously approved this transaction with RMB (see Note 4).

Sale of stock arranged by IBK Capital-

Effective May 30, 2002 the Company entered into a subscription agreement ("Initial Private Placement") with Excalibur Limited Partnership ("Excalibur"), an Ontario, Canada limited partnership, for the sale of 857,143 restricted common shares and warrants for $300,000. The net proceeds were $263,999, after payment of commission and legal and accounting costs of $36,001. The Company was willing to sell the stock at a price per share lower than the quoted market price and to include warrants to purchase 428,572 shares of common stock at $0.53 per share through May 30, 2004. No value was assigned to the warrants. On April 30, 2003, the Company and Excalibur agreed to reduce the exercise price of warrants held by Excalibur for the purchase of 428,572 shares of stock of the Company from $.53 per share to $.30 per share (the market price of the shares on April 30, 2003) and to extend the exercise period under the warrants from May 30, 2004 to May 30, 2006. In exchange, Excalibur agreed to forgive current and future penalties incurred by the Company for failure to have an effective registration statement with the Securities and Exchange Commission for the Excalibur purchased shares and warrants. While the Company has filed a registration statement with the Securities and Exchange Commission, it has not been declared effective to date. Penalties forgiven by Excalibur aggregated $25,500 through April 30, 2003, which was credited to Additional paid-in capital.

During May and June 2002, the Company entered into various subscription agreements ("Second Private Placement") with sophisticated private investors for the sale of 1,500,000 shares of restricted common stock at $.40/share for an aggregate of $600,000, with net proceeds of $552,155.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003

The Company is obligated to file a registration statement with the Securities and Exchange Commission for shares subject to the Initial Private Placement and the Second Private Placement and to maintain the effectiveness of such registration statement for the lesser of 2 years or when such registration is no longer required.

Stock Options-

Stock options have been granted to key employees, directors and others under the amended and restated Non-Qualified Amended and Restated Stock Option and Stock Grant Plan (the "Plan"). Options to purchase shares under the Plan were granted at market value as of the date of the grant. Effective September 19, 2003 the shareholders of the Company increased the total number of shares under the Plan to 3,500,000.

                                                            2003                            2002
                                                   ------------------------       -----------------------
                                                       Weighted Average              Weighted Average
                                                   Range of        Exercise       Range of       Exercise
                                                    Shares          Prices         Shares         Prices
                                                   --------        --------       --------       --------

Outstanding, beginning of year                     2,048,295         $.16         2,048,295        $.16
Granted                                              675,000       $.50-.86               -           -
Exercised                                          1,063,128         $.16                 -           -
Canceled through cashless exercise                  (292,474)        $.16                 -           -
Expired                                                    -            -                 -           -
                                                   ---------       --------       ---------        ----
Outstanding, end of year                           1,367,693       $.16-.86       2,048,295        $.16

Options conditionally agreed not to be
exercised                                                  -              -        (930,400)       $.16
                                                   ---------       --------       ---------        ----
Options exercisable, end of year                   1,367,693       $.16-.86       1,117,895        $.16
                                                   =========       ========       =========        ====
Weighted average fair value of
  Option granted during year                       $     .71                      $       -
                                                   =========                      =========

During 2002 and 2003, the Company entered into agreements with its executive officers and a director whereby those persons agreed not to exercise stock options for an aggregate total of 1,750,100 shares (including 930,400 as of December 31, 2002) so as to make shares available for sale by the Company. With the increase approved by the shareholders effective September 19, 2003 to the authorized capitalization of the Company, these agreements were terminated by their terms. Exercise of stock options during 2003 included 1,053,128 shares exercised utilizing the cashless exercise provisions under the Plan where 292,474 option shares are cancelled in payment for the exercise price of option shares exercised.

The following table summarizes information about stock options outstanding at December 31, 2003:

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


  Options Outstanding            Weighted Average                     Weighted
-----------------------     -----------------------                   --------
Range of     Number         Remaining     Average       Number        Average
Exercise   Outstanding     Contractual    Exercise    Exercisable     Exercise
 Prices    at 12/31/03        Life         Price      At 12/31/03      Price
--------   -----------     -----------    --------    -----------     --------
  $.16       692,693         0.1 yrs.       $.16        692,693         $.16
  $.50       100,000         4.2 yrs.       $.50        100,000         $.50
  $.56       200,000         4.8 yrs.       $.56              -         $.56
  $.85       275,000         4.9 yrs.       $.85              -         $.85
  $.86       100,000         4.2 yrs.       $.86              -         $.86

The effect of applying SFAS 123 pro forma net (loss) is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. For purpose of pro forma disclosure, the estimated fair value of the options is charged to expense in the year that the options were granted. In 2002, the Company's pro forma loss is equal to their net (loss) since no options were granted 2002. Under the accounting provisions of SFAS 123, the Company's net loss and net loss per share for 2003 would have been adjusted to the following pro forma amounts:

                                                       2003  Net Loss
                                            ------------------------------------
                                            As reported             Pro forma
                                            ------------           -------------
(Loss) before cumulative effect of
  accounting change                         $(1,258,079)           $(1,621,079)
Accounting change: cumulative-effect
  gain on Implementation of SFAS 143            404,000                404,000
                                            -----------            -----------
Net (loss)                                  $  (854,079)           $(1,217,079)
                                            =============          ===========

                                            Basic and diluted net loss per share
                                            ------------------------------------
                                            As reported               Pro forma
                                            -----------               ---------
(Loss) before accounting change:
  Basic                                       $(0.07)                   $(0.09)
  Diluted                                     $(0.07)                   $(0.09)
Accounting change
  Basic                                       $ 0.02                    $ 0.02
  Diluted                                     $ 0.02                    $ 0.02
Net (loss)
  Basic                                       $(0.05)                   $(0.07)
  Diluted                                     $(0.05)                   $(0.07)


9.   Employee Benefit Plans

On December 10, 1985, the Company's Board of Directors adopted a Simplified Employee Pension Plan ("SEP"). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board of Directors of the Company's financial statements as of its fiscal year end. The Company has not yet determined any contributions to the SEP for the year ended December 31, 2003 and no contribution was made for the year ended December 31, 2002. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $40,000 or 25% of that employee's total compensation.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


10.  RENTAL EXPENSE AND COMMITMENTS AND CONTINGENCIES

Rent expense during the years ended December 31, 2003 and 2002 on all operating leases was $0 and $12,461, respectively.

The Company has transferred its interest in several mining properties over the past years. The Company could remain potentially liable for environmental enforcement actions related to its prior ownership interest of such properties. However, the Company has no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties.

11.  RELATED PARTY TRANSACTIONS

Gold Resource Corporation- See Note 4.

Other Related Party Items-

Commencing in 1998 and through December 31, 2002, the executive officers of the Company voluntarily deferred a portion of their base salary in order to conserve working capital of the Company. As of December 31, 2003, the total amount of such voluntary deferral was $544,760 including $154,666 relating to 2002.

12.  SUBSEQUENT EVENT

Effective February 25, 2004, the Company entered into a Finder's Fee Agreement with Meridian Capital Ltd. ("Meridian"), a Canadian merchant bank, whereby Meridian agreed to assist the Company in seeking qualified equity investment through the sale of Units. With Unit Subscription Agreements, the Company sold Units at $0.90 where each Unit was made up of one share of common stock and one Unit Purchase Warrant. Unit Purchase Warrants are exercisable for 2 years from date of issue and provide that one share of common stock can be purchased for $1.25 plus four (4) Unit Purchase Warrants. Through the March 12, 2004 termination date of the Meridian agreement, the Company raised net proceeds of $82,350 through the sale of 100,000 Units made up of 100,000 shares of common stock and Unit Purchase Warrants for aggregate 25,000 common shares exercisable at $1.25/share and expiring March 10, 2006. Meridian was paid a fee of 8.5% of monies raised for the Company through the sale of Units, $10,000 for expenses, and warrants exercisable for 2 years to purchase 20,000 shares of the Company (equal to 20% of the Units sold) at a warrant exercise price of $0.90 per share (the "Meridian Warrants"). The common stock issued with the Units and the common shares reserved for exercise of the Unit Purchase Warrants and Meridian Warrants have not been registered under the 1933 Act and are restricted securities. The Company has agreed to use its commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of common stock issued with the Units and common stock issuable upon exercise of the Unit Purchase Warrants and the Meridian Warrants, and to maintain the effectiveness of such registration statement for up to 2 years.

                                  (back cover)
                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the SEC. Under this registration statement, the Selling Shareholders named herein may sell up to 3,603,243 shares of U.S. Gold Corporation Common Stock described in this prospectus in one or more market or negotiated transactions.

This prospectus provides you with a general description of the Common Stock the Selling Shareholders may offer. Each time the Selling Shareholders sell Common Stock, they will provide a prospectus and, if applicable, a post-effective amendment that will contain specific information about the terms of that offering. The post effective amendment may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable post-effective amendments.

The registration statement that contains this prospectus as well as any post effective amendments thereto, including the exhibits to the registration statement, contain additional information about us and the securities the Selling Shareholders may offer under this prospectus. You can read that registration statement at the SEC's website or at the SEC's offices mentioned under the heading "ADDITIONAL INFORMATION AVAILABLE" elsewhere in this prospectus.

Until _________, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on information contained in this prospectus. Neither U.S. Gold Corporation nor the Selling Shareholders have authorized any other person to provide you with information different from that contained in this prospectus.

The Common Stock will not be offered in any jurisdiction where the offering is not permitted.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Company indemnifies and holds harmless its directors, executive officers as well as certain other persons from any and all claims, actions, costs, expense, damages and liabilities, including without limitation, reasonable attorney's fees, arising out of or in connection with activities of those individuals in performance of their respective duties on behalf of our company, except in the case of gross negligence or willful misconduct, to the fullest extent permitted by applicable Colorado law.

The Colorado Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the Act.

Item 25. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimate except for the Securities and Exchange Commission's registration fee:

     SEC registration fee                                          $    106
     Legal fees and expenses for U. S. Gold Corporation            $ 45,000
     Accountants fees and expenses                                 $ 20,000
     Printing and engraving expenses                               $  1,500
     Miscellaneous                                                 $  1,000
                                                                   --------
     Total                                                         $ 67,606
                                                                   ========

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the proceeding three years, the Company has sold an aggregate of 4,673,243 shares of its Common Stock without registering those securities under the Securities Act.

Of that total the following shares of Common Stock are subject to and included for registration in this filing:

                                                                                               Section of
                                    Amount        Price           Total       Underwriter        Act for
Date     Purchaser                   Sold       per share       Offering          Fee           Exemption
----     ---------                  -----       ---------       --------      -----------      -----------
5/30/02  Excalibur Limited          857,143       $.35          $300,000      $27,000(1)          (19)
          Partnership (3)

                                    428,572(4)    $.30          $128,572(4)   $11,571(1)(4)       (19)

6/5/02   Global Gold                125,000       $.40          $ 50,000      $  4,500(1)         (19)
         & Precious (5)

6/18/02  1056149 Ontario             50,000       $.40          $ 20,000      $  1,800(1)         (19)
         Ltd. c/o HSBC
         Securities (Canada)
         Inc. (6)

618/02   John Ryan (7)              375,000       $.40          $150,000      $ 13,500(1)         (19)

6/18/02  Michaux-Gestion            250,000       $.40          $100,000      $  9,000(1)         (19)
         Paris (8)

6/18/02  ING Ferri                  125,000       $.40          $ 50,000      $  4,500(1)         (19)
         a/c 2000024 (9)

6/18/02  Concord Bank                50,000       $.40          $ 20,000      $  1,800(1)         (19)
         Limited (10)

6/20/02  Excelsior                  125,000       $.40          $ 50,000      $  4,500(1)         (19)
         Mining Fund (11)

6/28/02  R. Clarke (12)              75,000       $.40          $ 30,000      $  2,700(1)         (19)

6/28/02  Arlington Group            187,500       $.40          $ 75,000      $  6,750(1)         (19)
                PLC (13)

6/28/02  Kayjay Realty              112,500       $.40          $ 45,000      $  4,050(1)         (19)
         Inc. (14)

6/28/02  GUNDYCO in                  25,000       $.40          $ 10,000      $    900(1)         (19)
         Trust  for Account
         No. 500-1327427 (15)

9/29/03  RMB International          672,528       $.54          $363,165      $      0            (19)(20)
         (Dublin) Ltd. (16)

3/10/04  Haywood Securities
         in trust for Nicholas
         Barham  (17)               100,000       $.90          $ 90,000      $  7,650(2)         (19)
                 (18)                25,000       $1.25         $ 31,250(18)  $      0            (19)

3/10/04  Meridian Capital
         Ltd. (2)                    20,000       $.90          $ 18,000(2)   $      0            (19)


                                      11-2

(1) On December 17, 2002 the Company and GRC jointly entered into an agreement with IBK Capital Corp. of Toronto, Ontario, Canada ("IBK") whereby IBK agreed assist the Company and GRC in seeking and arranging equity investment independently for the Company as well as for GRC. The agreement provided commission due IBK of 9% computed on any money raised for the Company or for IBK.
(2) On February 25, 2004, the Company entered into a Finders Fee Agreement with Meridian Capital Ltd. of Vancouver, B.C., Canada ("Meridian") whereby Meridian agreed to assist the Company in seeking equity investment for the Company. Aggregate Meridian Warrants to purchase 20,000 shares of common stock at $0.90/share and expiring March 10, 2006 have been issued to Meridian. The warrants have been assigned no value by the Company.
(3) Excalibur Limited Partnership is an Ontario, Canada limited partnership the sole general partner of which is William Hechter.
(4) Represents 428,572 shares of Common Stock underlying unexercised warrants that are exercisable as of June 30, 2002 and expiring May 30, 2006.
(5) Global Gold & Precious is a gold and precious mutual fund company based in Paris, France with investment manager Jean Bernard Guyon.
(6) 1056149 Ontario Ltd. is an Ontario, Canada private foreign investment management company controlled by Marilyn Barker.
(7) Mr. John Ryan is a Canadian individual who makes his own investment decisions.
(8) Michaux-Gestion Paris is a private foreign investment management company based in Paris, France with investment manager Remy Bert.
(9) ING Ferri a/c 2000024 is the account of Societe Parisienne Gestion is a private foreign investment management company based in Paris, France with investment officer Yves Tailleur.
(10) The Concorde Bank Limited is a bank registered in Barbados, West Indies, with investment manager Norbert Marchal.
(11) Excelsior Mining Fund is registered in Nassau (Bahamas) and is managed by Lion Resources Management Ltd, London, England.
(12) Mr. R. Clark is an individual living in France who makes his own investment decisions.
(13) The Arlington Group PLC is a private foreign venture capital firm based in London, England.
(14) Kayjay Realty Inc. is a business based in Ontario, Canada, and the investment account is managed by HSBC Securities (Canada) Inc.
(15) GUNDYCO in Trust for Account No. 500-1327427 is managed by CIBC Wood Gundy for the benefit of Minh-Thu Dao-Hoy, an individual living in Canada.
(16) RMB International (Dublin) Ltd. is a wholly owned subsidiary of First Rand Bank Holding Limited of South Africa. The investment manager is Rick Winters.
(17) Mr. Nicholas Barham is an individual living in the United Kingdom who makes his own investment decisions.
(18) Represents 25,000 shares of Common Stock underlying unexercised Unit Warrants that are exercisable as of March 10, 2004 and expire March 10, 2006.
(19) The Company relied on Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated under the Act. All purchasers are "Accredited Investors" as that term is defined in Regulation D. All purchasers had access to information that enabled them to evaluate the risks and merits to an investment in the Company.
(20) In addition to Section 4(2), the Company believes that this transaction was exempt under Regulation S promulgated under the Act.

Included in the total shares sold which are not subject to this registration are the following:

                                                                                               Section of
                                    Amount        Price           Total       Underwriter        Act for
Date     Purchaser                   Sold       per share       Offering        Fee(1)         Exemption
----     ---------                  -----       ---------       --------      -----------      -----------
12/7/02  Resource
         Investment                                                                            Section 4(2)
         Trust plc (1)               70,000       $.40           $ 28,000          -           and Reg.S

1/21/03  Resource
         Investment                                                                            Section 4(2)
         Trust plc (1)            1,000,000       $.45            $450,000        -           and Reg.S


(1) Resource Investment Trust plc is a publicly-traded investment fund registered in the United Kingdom.

(2) The Company relied on Section 4(2) of the Securities Act and Regulation S promulgated under the Act. The purchaser is a "Foreign Investor" as that term is defined in Regulation S. The purchaser had access to information that enabled it to evaluate the risks and merits to an investment in the Company.

Item 16. EXHIBITS

3.0 Company's Articles of Incorporation, as Amended June 22, 1988, July 5, 1988, and December 20, 1991 (incorporated by reference from the Report on Form 10-KSB dated December 31, 1995, Exhibit 3.0).

3.1 Company's Bylaws, as Amended June 22, 1988 (incorporated by reference from the Report on Form 10-KSB dated December 31, 1995, Exhibit 3.1).

10.1 Agreement To Pay Distributions dated February 21, 1992, by and between Tonkin Springs Gold Mining Company and French American Banking Corporation (incorporated by reference from the Report on Form 8-K dated February 21, 1992, Exhibit 4).

10.2 Amended and Restated Non-Qualified Stock Option and Stock Grant Plan, as amended effective September 19, 2003 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2003,
          Exhibit 10.2).

10.3 Amended Employment Agreement with William W. Reid dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.1).

10.4 Amended Employment Agreement with William F. Pass dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.2).

10.5 Amended Employment Agreement with David C. Reid dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.3).

10.6 Amendment to Employment Agreement with William W. Reid dated July 21, 1998 (Filed with Form SB-2 Amendment No. 2 filed December 6, 2002).

10.7 Amendment to Employment Agreement with William F. Pass dated July 21, 1998 (Filed with Form SB-2 Amendment No. 2 filed December 6, 2002).

10.8 Amendment to Employment Agreement with David C. Reid dated July 21, 1998 (Filed with Form SB-2 Amendment No. 2 filed December 6, 2002).

10.9 Letter Agreement by and between William W. Reid and U.S. Gold Corporation dated March 31, 2003 amending the Employment Agreement dated July 21, 1998, As Amended (Filed with Form SB-2 Amendment No. 2 filed December 6, 2002).

10.10 Non-Exclusive Technology License Agreement dated May 31, 2002 by and between Newmont USA Limited, d/b/a Newmont Mining Corporation and U.S. Gold Corporation (Filed with Form SB-2 Amendment No. 2 filed December 6, 2002).

10.11 Subscription Agreement dated May 30, 2002 by and between Excalibur Limited Partnership and U.S. Gold Corporation (Filed with Form SB-2 Amendment No. 2 filed December 6, 2002).

10.12 Amendment to Subscription Agreement dated May 30, 2002 by and between Excalibur Limited Partnership and U.S. Gold Corporation dated April 30, 2003 (Filed with Form SB-2 Amendment No. 2 filed December 6,
          2002).

10.13 Form of Subscription Agreement at $.40/share with various Selling Shareholders of the Common Stock of U.S. Gold Corporation (Incorporated by reference from the Report on Form 10-QSB for the period ended June 30, 2002, Exhibit 10.3).

10.14 Gold Resource Corporation Share Subscription Agreement dated May 6, 2002 among U.S. Gold Corporation, William W. Reid, David C. Reid, RMB International (Dublin) Limited, and Gold Resource Corporation (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.39).

10.15 Letter Agreement between IBK Capital Corp. and U.S. Gold Corporation dated November 1, 2002 regarding non-exclusive assistance of IBK to seek corporate transaction for the Company (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002,
          Exhibit 10.40).

10.16 Letter Agreement dated December 20, 2002 by and between William W. Reid and the Company terminating for no consideration that certain Incentive Stock Option Agreement dated August 20, 2002 (Incorporated by reference from the Report on Form 8-K dated December 6, 2002,
          Exhibit 10.1.)

10.17 Letter Agreement dated December 20, 2002 by and between David C. Reid and the Company terminating for no consideration that certain Incentive Stock Option Agreement dated August 20, 2002 (Incorporated by reference from the Report on Form 8-K dated December 6, 2002,
          Exhibit 10.2.)

10.18 Letter Agreement dated December 20, 2002 by and between William F. Pass and the Company terminating for no consideration that certain Incentive Stock Option Agreement dated August 20, 2002 (Incorporated by reference from the Report on Form 8-K dated December 6, 2002,
          Exhibit 10.3.)

10.19 Subscription Agreement and Investment Agreement dated effective December 6, 2002 by and between Resource Investment Trust plc and the Company covering 70,000 shares of common stock in a private transaction (Incorporated by reference from the Report on Form 8-K dated December 6, 2002, Exhibit 10.8)

10.20 Subscription Agreement and Investment Agreement dated effective January 16, 2003 and closed January 21, 2003 by and between Resource Investment Trust plc and the Company covering 1,000,000 shares of common stock in a private transaction (Incorporated by reference from the Report on Form 8-K dated January 16, 2003, Exhibit 10.5.)

10.21 Letter Agreement between BacTech Enviromet Corporation and U.S. Gold Corporation dated March 25, 2003 as amended March 28, 2003, related to the purchase by BacTech of 55% interest in Tonkin Springs LLC from Tonkin Springs Venture LP, a subsidiary of the Company (Incorporated by reference from the Report on Form 8-K dated May 5, 2003, Exhibit 10.1)

10.22 Purchase Agreement between BacTech Nevada Corporation and U.S. Gold Corporation dated effective July 31, 2003 related to the purchase by BacTech of 55% interest in Tonkin Springs LLC from Tonkin Springs Venture L.P., a subsidiary of the Company (Incorporated by reference from the Report on Form 8-K dated August 6, 2003, Exhibit 10.1).

10.23 Amended and Restated Members' Agreement of the Tonkin Springs LLC between Tonkin Springs Venture L.P. and BacTech Nevada Corporation dated effective July 31, 2003 (Incorporated by reference from the Report on Form 8-K dated August 6, 2003, Exhibit 10.2).

10.24 Amended and Restated Operating Agreement of the Tonkin Springs LLC between Tonkin Springs Venture L.P. and BacTech Nevada Corporation dated effective July 31, 2003 (Incorporated by reference from the Report on Form 8-K dated august 6, 2003, Exhibit 10.3).

10.25 Finder's Fee Agreement between Meridian Capital Ltd. and U.S. Gold Corporation dated February 25, 2004, regarding non-exclusive assistance of Meridian to seek corporate transactions for the Company (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2003, Exhibit 10.39).

10.26 Form of Unit Subscription Agreement used for private placement sale of common stock and warrants to purchase common stock, as assisted by Meridian Capital Ltd. (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2003, Exhibit 10.40).

21. Subsidiaries of the Company (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2001, Exhibit 21).

*23.1    Consent of Stark Winter Schenkein & Co., LLP.

*23.2    The consent of Dufford & Brown, P.C. is included in Exhibit 5.

*        Filed herewith.

Item 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     a. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     b. To reflect in the prospectus any facts or events, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement.

     c. Include any additional or changed material information on the plan of distribution.

2. For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. To supplement the prospectus, after the expiration on the warrant period, March 10 and May 30, 2006, to set forth the results of the exercise of the warrants, if any, thereunder.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on May 10, 2004.

U.S. GOLD CORPORATION
(Registrant)
/s/ William W. Reid
---------------------------------
By: William W. Reid
President and Chief Executive Officer and Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates stated.

/s/ William W. Reid
---------------------------------
Date: May 10, 2004
William W. Reid
Title: Chairman of the Board of Directors

/s/ William F. Pass
Date: May 10, 2004
William F. Pass
---------------------------------
Title: Vice President an Chief Financial Officer

/s/ David C. Reid
---------------------------------
Date: May 10, 2004
David C. Reid
Title: Vice President and Member of the Board of Directors

/s/ John W. Goth
---------------------------------
Date: May 10, 2004
John W. Goth
Title: Member of the Board of Directors

/s/ Richard F. Nanna
---------------------------------
Date: May 10, 2004
Richard F. Nanna
Title: Member of the Board of Directors

/s/ Peter Bojtos
---------------------------------
Date: May 10, 2004
Peter Bojtos
Title: Member of the Board of Directors

/s/ Curtis Deane
---------------------------------
Date: May 10, 2004
Curtis Deane
Title: Member of the Board of Directors

/s/ Richard F. Mauro
---------------------------------
Date: May 10, 2004
Title: Member of the Board of Directors